Exhibit 2.1

SHARE PURCHASE AGREEMENT
by and among
GROUP 1 AUTOMOTIVE, INC.
and
THE SHAREHOLDERS OF UAB MOTORS PARTICIPAÇÕES S.A. named herein
and
UAB MOTORS PARTICIPAÇÕES S.A., as Intervening and Consenting Party

Dated as of January 24, 2013

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	3
1.1	Defined Terms	3
1.2	Terms Generally; Interpretation	18
ARTICLE II	SALE AND PURCHASE OF SHARES, PURCHASE PRICE; CLOSING	20
2.1	Sale and Purchase of Shares	20
2.2	Purchase Price	20
2.3	Purchase Price Adjustment	21
2.4	Withholding Rights	24
2.5	Closing	24
2.6	Closing Deliveries by the Company and the Shareholders	24
2.7	Deliveries by the Purchaser	26
2.8	Completion of Closing	26
ARTICLE III	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	26
3.1	Organization and Powers	26
3.2	Capitalization	27
3.3	Constitution of the Company	27
3.4	Noncontravention; Consents	28
3.5	Financial Statements	29
3.6	Absence of Certain Changes; No Undisclosed Liabilities; Net Asset Value	31
3.7	Litigation	31
3.8	Restrictions on Business Activities	31
3.9	Intellectual Property	32
3.10	Taxes and Social Security	34
3.11	Employee Benefit Plan	35
3.12	Labor Matters	36
3.13	Related Party Transactions	38
3.14	Insurance	38
3.15	Compliance with Laws; Permits; Certain Business Practices	39
3.16	Customers and Manufacturers	40
3.17	Transactions with Governmental Authorities	41
3.18	Accounts Receivable	41
3.19	Material Contracts	41
3.20	Revenue Contracts and Revenue Recognition	44
3.21	Property	44
3.22	Product Warranties and Liability	46
3.23	Rights of First Refusal on the Business	47
3.24	Environmental Matters	47
3.25	Bank Accounts	48
3.26	Powers of Attorney	48
3.27	Minute Books	48
3.28	Brokers and Finders	48
3.29	Bankruptcy	49
3.30	Loan Agreements	49
3.31	Shareholders’ Loans, Shareholders’ Current Accounts	49
3.32	Information Technology	49
3.33	Purchaser Knowledge	50
3.34	Full Disclosure	50
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS	51
4.1	Power	51
4.2	Authorization; Enforceability	51
4.3	Noncontravention; Consents	51
4.4	Ownership of Shares	51
4.5	Tax and Legal Matters	52
4.6	Absence of Actions	52
4.7	Absence of Litigation	52
4.8	Brokers and Finders	53
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	53
5.1	Organization and Power	53
5.2	Authorization; Enforceability	53
5.3	Noncontravention	53
5.4	Consents	54
5.5	Absence of Litigation	54
5.6	Capitalization	54
5.7	SEC Reports; Financial Statements	54
5.8	Funds	55
5.9	Inspection	55
5.10	No Manufacturer Objections	55
ARTICLE VI	COVENANTS	55
6.1	Access to Information	55
6.2	Confidentiality	56
6.3	Public Announcements	56
6.4	Expenses	57
6.5	Shareholder Release	57
6.6	Non-Competition; Non-Solicitation	58
6.7	No-Shop	58
6.8	Non-Disparagement	59
6.9	Notification	59
6.10	Conduct of the Business of the Company Pending the Closing	59
6.11	Fees and Expenses	63
6.12	Debt	63
6.13	Third Party Consents and Approvals	64
6.14	Powers of Attorney; Bank Accounts	64
6.15	Replacement of Certain Guarantees	64
6.16	Contingent Recoveries	65
6.17	Further Assurances	66
6.18	Restructuring Transactions	66
ARTICLE VII	CONDITIONS TO CLOSING	67
7.1	Conditions to the Obligations of the Parties	67
7.2	Conditions Precedent to Obligations of the Purchaser	67
7.3	Conditions to the Obligations of the Shareholders	68
ARTICLE VIIIINDEMNIFICATION AND ESCROW		69
8.1	Survival	69
8.2	Indemnification	69
8.3	Limitations on Indemnification	71
8.4	Claims for Indemnification	73
8.5	Objections to and Payment of Claims	73
8.6	Resolution of Objections to Claims	74
8.7	Third-Party Claims	75
8.8	Escrow Stock	76
8.9	Tax Treatment of Indemnity Payments	78
ARTICLE IX	TERMINATION	78
9.1	Termination	78
9.2	Procedure Upon Termination	79
9.3	Effect of Termination	79
ARTICLE X	GENERAL PROVISIONS	79
10.1	Notices	79
10.2	Shareholders Representative	82
10.3	Best Efforts; Additional Assurance	84
10.4	Approvals and Consents	84
10.5	Entire Agreement	84
10.6	Severability	84
10.7	Amendment	85
10.8	Extension; Waiver	85
10.9	Assignment	85
10.10	No Third-Party Beneficiaries	86
10.11	Binding Effect	86
10.12	Specific Performance	86
10.13	Dispute Resolution	86
10.14	Non-Recourse	88
10.15	Counterparts	88
10.16	Governing Law	88
10.17	Language	88

Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J Exhibit K Exhibit L	Table of Shareholders – Pro Rata Percentage
Pro Rata Cash Percentage
Pro Rata Stock Percentage
Calculation of Closing Working Capital
Calculation of Closing Net Indebtedness
Form of Closing Date Purchase Price Receipt
List of Clearance Certificates
List of Key Employees
Form of Shareholder’s Closing Certificate
Form of Company’s Closing Certificate
Form of Purchaser’s Certificate
Termination Agreement
Annexes

Annex I Annex II Annex III Annex IV	Restructuring Transactions Form of Stockholders Agreement Form of Manufacturer Consent Form of Option Agreement

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of January 24, 2013 (this “Agreement”), is entered into by and among,

I. On the One Side:

(a) Lincoln da Cunha Pereira Filho, Brazilian, legally separated, enrolled with the Brazilian Taxpayers’ Registry (CPF/MF) under No. 051.166.888-01, resident and domiciled at Rua Jabuticabeiras, No. 775, Cidade Jardim, CEP 05674-011, in the City of São Paulo, State of São Paulo, Brazil (“Lincoln Pereira”);

(b) João Alberto Gross Figueiró, Brazilian, married, enrolled with the Brazilian Taxpayers’ Registry (CPF/MF) under No. 584.339.106-04, resident and domiciled at Rua Afonso Bráz, No. 251, Apto. 161, Vila Nova Conceição, CEP 04511-010, in the City of São Paulo, State of São Paulo, Brazil (“João Figueiró”);

(c) André Ribeiro da Cunha Pereira, Brazilian, married, enrolled with the Brazilian Taxpayers’ Registry (CPF/MF) under No. 134.524.168-24, resident and domiciled at Rua Santa Judite, No. 255, Cidade Jardim, CEP 05603-020, in the City of São Paulo, State of São Paulo, Brazil (“André Ribeiro”);

(d) Mauricio Vaz Rodrigues, Brazilian, legally separated, enrolled with the Brazilian Taxpayers’ Registry (CPF/MF) under No. 040.099.358-98, resident and domiciled at Rua Leopoldo Couto Magalhães Junior, No. 1.337, Apto. 181, Itaim Bibi, CEP 04542-012, in the City of São Paulo, São Paulo, Brazil (“Mauricio Vaz”); and

(e) RSPJR Enterprises, Inc., a corporation duly organized under the Laws of the State of Delaware, with its representative office at Corporation Trust Center, 1209 Orange Street in Wilmington, registered with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 05.713.088/0001-02, herein represented by its duly authorized undersigned legal representative (“RSPJR”);

(each a “Shareholder” and, collectively, the “Shareholders”);

II. And on the Other Side:

(f) Group 1 Automotive, Inc., a corporation duly organized under the Laws of the State of Delaware, with its principal place of business in the City of Houston, State of Texas, USA, at 800 Gessner Road, Suite 500, herein represented by its duly authorized undersigned legal representative (the “Purchaser”);

(the Shareholders and the Purchaser are collectively referred to herein as the “Parties”, and each of them, individually referred to herein as a “Party”); and

III. And as Intervening and Consenting Party:

(g) UAB Motors Participações S.A., a sociedade anônima duly organized and existing under the Laws of Brazil, with its principal place of business in the City of São Paulo, State of São Paulo, Brazil, at Rua do Rócio, No. 291, 4º andar, conjunto 41, Vila Olímpia, CEP: 04552-000, registered with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 03.378.170/0001-00, herein represented by its duly authorized undersigned legal representatives (the “Company”).

W I T N E S S E T H:

WHEREAS, the UAB Group owns car dealerships in Brazil, which own and sell New Cars, Used Cars, motorcycles and Parts and provide collision repair and other services under the brands and with the trademarks identified on Section 3.9(a) of the Disclosure Schedule (the “Business”);

WHEREAS, Group 1 Automotive, Inc. owns dealerships in the U.S. and the U.K., which own and sell New Cars, Used Cars, motorcycles and Parts and provide collision repair and other services under several brands and trademarks;

WHEREAS, the Shareholders hold all of the Seventy Five Million, Four Hundred Two Thousand and Seventy Five (75,402,075) outstanding ordinary shares of the Company, representing one hundred percent (100%) of the fully subscribed and paid corporate capital of the Company, in the total amount of R$25,134,025.00 (Twenty Five Million, One Hundred Thirty Four Thousand and Twenty Five Reais) (collectively, the “Shares”) as set forth in Exhibit A; and

WHEREAS, each Shareholder desires to sell to the Purchaser (or one or more Affiliates designated by the Purchaser), and the Purchaser (or one or more Affiliates designated by the Purchaser) desires to purchase from the Shareholders, all of the Shares (the “Acquisition”);

WHEREAS, Group 1 Automotive, Inc. as part of the Acquisition and as a condition precedent to the completion of the Acquisition, shall assign its rights, interests and obligations under this Agreement to its subsidiary, a sociedade anônima to be incorporated in Brazil, to be known as “Group 1 Automotive do Brasil S.A.” (“Group 1 Automotive do Brasil”), which shall be considered as the Purchaser for all purposes and effects of this Agreement;

WHEREAS, a portion of the purchase price consideration payable in shares of Group 1 Common Stock will be held in escrow as security for certain obligations of the Shareholders, as provided for herein;

WHEREAS, each of Lincoln Pereira, João Figueiró and Mauricio Vaz shall enter into an officer’s agreement with the Company on the Closing Date (each, an “Officer Agreement”, and collectively the “Officer Agreements”), in a form to be mutually agreed between the Purchaser and each of Lincoln Pereira, João Figueiró and Mauricio Vaz, as applicable;

WHEREAS, the Parties acknowledge and agree that Acquisition shall not include the acquisition of United Auto Nagoya Comércio de Veículos Ltda. (“Nagoya”), including, without limitation, the assets and Honda dealerships held by Nagoya and the portion of the Business conducted by Nagoya; and

WHEREAS, As part of the Acquisition, Nagoya will be separated and no longer be owned by the Company, such that certain Shareholders shall directly own 100% of the outstanding quotas of Nagoya pursuant to the restructuring transactions contemplated in Annex I of this Agreement (the “Restructuring Transactions”), such Restructuring Transactions to be approved and completed by the Shareholders prior to the Closing of the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, the following capitalized terms and variations of them have the meanings specified in this Section 1.1:

“Accounting Referee” has the meaning set forth in Section 2.3(c) of this Agreement.

“Accounts” has the meaning set forth in Section 6.14(a) of this Agreement.

“Action” means any judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Acquisition” has the meaning set forth in the recitals of this Agreement.

“Acquisition Proposal” has the meaning set forth in Section 6.7 of this Agreement.

“Affiliate” when used with reference to any Person, means any other Person which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person. As to any natural Person, “Affiliate” also includes any Person who is related by blood up to the third degree or marriage to the Person in question.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“AML Laws” mean anti-money laundering Laws.

“BACEN” means the Central Bank of Brazil (Banco Central do Brasil).

“Balance Sheet” means the audited balance sheet of the Company as of December 31, 2011.

“Balance Sheet Date” means September 30, 2012.

“Basket Amount” has the meaning set forth in Section 8.3(a) of this Agreement.

“Big-4” means PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young and KPMG.

“Board of Trade” means the Junta Comercial of each applicable Brazilian State.

“Brazil” means the Federative Republic of Brazil.

“Brazilian GAAP” means generally accepted accounting principles (Princípios Fundamentais de Contabilidade) accepted in Brazil in accordance with the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade), including those adopted by regulations issued by the CVM, BACEN and any other applicable Governmental Authorities, as the case may be, applied in the manner and on a basis consistent in all material respects as that applied in the Company’s 2011 Financial Statements.

“Business” has the meaning set forth in the recitals of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or holiday, or other day on which commercial banks are required or authorized by Law to be closed in the City of São Paulo, São Paulo, Brazil, or Houston, Texas, United States.

“CA-CCBC” has the meaning set forth in Section 10.13(a) of this Agreement.

“CA-CCBC Rules” has the meaning set forth in Section 10.13(a) of this Agreement.

“Cash” means the amount of cash and bank deposits as reflected in bank statements, and certificates of deposit, less the Restricted Cash Balance and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with Brazilian GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s 2011 Financial Statements. The term “Cash” also includes Cash Equivalents.

“Cash Equivalents” means any instrument that can be readily converted (which shall include all hold-back deposits with Banco Toyota do Brasil S.A., BMW Financing S/A – C.F.I. and BMW Leasing do Brasil S.A.) in funds for the Company, including financial investments of the Company and any instrument that has been consistently categorized by the Company as cash or cash equivalent, in accordance with Brazilian GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s 2011 Financial Statements.

“CDI Rate” means the Brazilian Interbank Deposit Rate (Certificado de Depósito Interbancário — CDI).

“Claim Period” has the meaning set forth in Section 8.1 of this Agreement.

“Claiming Party” has the meaning set forth in Section 8.4 of this Agreement.

“Claims Notice” has the meaning set forth in Section 8.4 of this Agreement.

“Closing” has the meaning set forth in Section 2.5 of this Agreement.

“Closing Adjustment Stock” means 69,937 shares of Group 1 Common Stock.

“Closing Adjustment Cash” means R$581,044.00.

“Closing Balance Sheet” has the meaning set forth in Section 2.3(b) of this Agreement.

“Closing Date” has the meaning set forth in Section 2.5 of this Agreement.

“Closing Date Cash Purchase Price” has the meaning set forth in Section 2.2(a) of this Agreement.

“Closing Date Purchase Price” has the meaning set forth in Section 2.2(a) of this Agreement.

“Closing Date Stock Purchase Price” has the meaning set forth in Section 2.2(a) of this Agreement.

“Closing Net Indebtedness” has the meaning set forth in Section 2.3(a) of this Agreement.

“Closing Net Indebtedness Statement” has the meaning set forth in Section 2.3(b) of this Agreement.

“Closing Statements” has the meaning set forth in Section 2.3(b) of this Agreement.

“Closing Working Capital” has the meaning set forth in Section 2.3(a) of this Agreement.

“Closing Working Capital Statement” has the meaning set forth in Section 2.3(b) of this Agreement.

“COFINS” means the Brazilian Contribuição para o Financiamento da Seguridade Social.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.9(c) of this Agreement.

“Company-Owned Intellectual Property” has the meaning set forth in Section 3.9(c) of this Agreement.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.9(b) of this Agreement.

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by any of the Shareholders themselves or on behalf of the Company prior to the Closing Date in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions (including the Restructuring Transactions and any repurchases of Nominal Interests) contemplated hereby, including (A) any fees associated with filings that the Shareholders are required to perform by Law, (B) all brokers’ or finders’ fees, (C) fees and expenses of counsel, advisors, consultants, investments bankers, accountants, auditors and experts, and (D) all bonuses or payments to current or former directors, officers, employees and consultants declared, granted or agreed between these persons and the Shareholders or the Company prior to the Closing Date, provided, however, that such expenses (i) are payable by, or have been invoiced to, the Company, and (ii) have not been discharged by the Company as of the Closing Date and (iii) have not been provided against or otherwise contemplated in the Closing Balance Sheet.

“Computer Systems” has the meaning set forth in Section 3.32 of this Agreement.

“Confidential Information” has the meaning set forth in Section 6.2(a) of this Agreement.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment or other enforceable arrangement or agreement, whether written or oral.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

“Corporate Books” has the meaning set forth in Section 2.1(b) of this Agreement.

“Covered Indemnified Party” has the meaning set forth in Section 8.7 of this Agreement.

“CSL” means the Brazilian Contribuição Social Sobre o Lucro Líquido.

“Current Exchange Rate” for purposes of Section 8.8 of this Agreement, the conversion of any amounts expressed in Brazilian Reais, or vice versa, shall be made by the average of the purchase and sale rate published in the Information System of the Central Bank of Brazil (SISBACEN), transaction PTAX 800 rate, option 5, on the Business Day before the date on which a determination of any amount to be allocated against the Escrow Stock is required to be made pursuant to Section 8.8 of this Agreement.

“Current Per Share Price” means the average closing price per share of Group 1 Common Stock for the thirty (30) trading days immediately preceding the date on which any determination of any amount to be allocated against the Escrow Stock is required to be made pursuant to Section 8.8 of this Agreement.

“Cut-Off Date” has the meaning set forth in Section 9.1 of this Agreement.

“CVM” means the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).

“Deutsche Bank Loan” means the loan agreement dated October 20, 2007, as amended, entered into between the Company, the Shareholders, Deutsche Bank S.A. – Banco Alemão, among others.

“Deutsche Bank Pledge” means the contrato de alienação fiduciária de ações em garantia dated October 20, 2007, as amended, entered into between the Company, the Shareholders and Deutsche Bank S.A. – Banco Alemão, creating a lien over the Shares as collateral under the Deutsche Bank Loan.

“Disclosure Schedule” means the disclosure schedules, dated as of the date hereof, attached hereto.

“Employee Benefit Plan” has the meaning set forth in Section 3.11(a) of this Agreement.

“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, title defect, easement, encroachment, title retention agreement, voting trust agreement, third party right or other right or interest, usufruct, fiduciary transfer or assignment, option, encumbrance, charge, lease or installment purchase agreement, right of first refusal, offer or negotiation, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell, use, transfer or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including punitive damages and consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Laws” means any Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, natural resources or the environment, or relating to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company and its Subsidiaries.

“Escrow Account” has the meaning set forth in Section 8.8(a) of this Agreement.

“Escrow Agent” means the escrow agent mutually designated by the Purchaser and the Shareholders Representative prior to the Closing Date.

“Escrow Agreement” means the escrow agreement by and among the Purchaser, the Shareholders Representative and the Escrow Agent, in a form to be agreed between the Purchaser and the Shareholders Representative prior to the Closing, and reflecting the applicable provisions of Article VIII with respect to the retention of the Escrow Stock.

“Escrow Cash” means R$3,783,757.00.

“Escrow Stock” has the meaning set forth in Section 8.8(a) of this Agreement.

“EU” means the European Union.

“Exchange Rate” means US$1.00 to R$2.0312.

“Expiration Date” has the meaning set forth in Section 8.1 of this Agreement.

“FCPA” means the Foreign Corrupt Practices Act, as amended.

“Ferrari Law” means Law 6,729, dated November 28, 1979, as amended from time to time, known as the “Lei Ferrari” in Brazil.

“FGTS” means the Employee’s Severance Guarantee Fund of Brazil (Fundo de Garantia por Tempo de Serviço).

“Financial Statements” has the meaning set forth in Section 3.5(a) of this Agreement.

“Franchise Agreement” means each franchise agreement listed in Section 3.19(a) of the Disclosure Schedule entered into by the Company and/or its Subsidiary with the applicable Manufacturer, regulating the relationship of the Company and/or its applicable Subsidiary with such Manufacturer, including under the terms and conditions of the Ferrari Law.

“Fundamental Representations” has the meaning set forth in Section 9.1 of this Agreement.

“Governmental Authority” means any Brazilian or international, multilateral, multinational, national, federal, state, municipal, local similar government, governmental or non- or quasi-governmental regulatory or administrative authority, political subdivision, agency or commission or any court, tribunal, judicial or arbitration body, or any other Person authorized to act on behalf of any of the foregoing, with jurisdiction in relation to the subject, Person or asset in question.

“Group 1 Automotive” means Group 1 Automotive, Inc.

“Group 1 Automotive SEC Reports” has the meaning set forth in Section 5.7 of this Agreement.

“Group 1 Common Stock” means the common stock par value $0.01 per share, of Group 1 Automotive, or any other share capital of Group 1 Automotive into which such equity is reclassified or reconstituted.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HMT” means Her Majesty’s Treasury.

“ICMS” means the Brazilian Imposto Sobre Circulação de Mercadorias e Serviços.

“IGP-M/FGV” means the Índice Geral de Preços do Mercado, provided by FGV – Fundação Getúlio Vargas on its website.

“Included Current Assets” means each of the following current assets accounts corresponding to such accounts in the Company’s 2011 Financial Statements: (i) trade receivables, (ii) inventory, (iii) Tax Recoverable, (iv) other receivables, (v) the Restricted Cash Balance and (vi) capitalization plan, in each case determined in accordance with Brazilian GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s 2011 Financial Statements as if such accounts were being prepared and audited as of a fiscal year end.

“Included Current Liabilities” means each of the following current liabilities accounts corresponding to such accounts in the Company’s 2011 Financial Statements: (i) trade payables, (ii) taxes and contributions payables (less taxes payable in installments), (iii) salary and social security charges and (iv) other payables, in each case determined in accordance with Brazilian GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s 2011 Financial Statements as if such accounts were being prepared and audited as of a fiscal year end.

“Indebtedness” means the aggregate of the accounts “borrowings” (including, without limitation, the additional Deutsche Bank debt for redemption of warrants issued by the Company) and “taxes payable in installments” (including the current and non-current portion thereof) corresponding to such accounts in the Company’s 2011 Financial Statements, determined in accordance with Brazilian GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s 2011 Financial Statements as if such accounts were being prepared and audited as of a fiscal year end.

“Indemnified Party” has the meaning set forth in Section 8.3(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 8.7 of this Agreement.

“Initial Escrow Stock” means 455,428 shares of Group 1 Common Stock.

“INPI” means the Brazilian Instituto Nacional da Propriedade Industrial.

“INSS” means the National Institute of Social Security of Brazil (Instituto Nacional de Seguridade Social).

“Intellectual Property” means all intellectual property rights, including trademarks, service marks, commercial names and applications for their registration, domain names and applications for their registration, registered copyrights and applications for its registration, patents and applications for their registration, commercial secrets and know how, including any existing rights in discoveries and improvements, processes, formulas, inventions (whether patentable or not), inventions discovery, new products and new products development, products’ formulas, tests of products and quality control proceedings, products utilities, development researches, suppliers and customers lists, addresses lists, information on products, booklets, prototypes, specifications, equipment blueprint, manuals, engineering data, industrial drawings and specifications, drawings, sales registries, production and marketing information, computer programs, software, data bases, logical codes, websites, and technology processing information, whether located in Brazil or abroad.

“IOF” means the Brazilian Imposto Sobre Operações de Crédito, Câmbio e Seguro ou relativas a Titulos ou Valores Mobiliários.

“IRPJ” means the Brazilian Imposto de Renda da Pessoa Jurídica.

“ISS” means the Brazilian Imposto Sobre Serviços de Qualquer Natureza.

“Key Employees” has the meaning set forth in Section 6.10(b)(v) of this Agreement.

“Knowledge” means the actual knowledge of a Person or any of its administrators, officers, quotaholders or shareholders as a result of its participation in the management of such Person, or in its capacity as quotaholder or shareholder, and the knowledge that any such Person would have in such Person’s capacity as an officer, director, employee, administrator, quotaholder or shareholder of the Company discharging his or her responsibilities in a manner as would be expected of a reasonable Person in such a position or capacity. For purposes of this Agreement, (i) “Knowledge of the Shareholders” or “Knowledge of any Shareholder” shall include the Knowledge of any Shareholder and the Key Employees, and (ii) with respect to any representations and warranties in Article III, “Knowledge of the Shareholder” or “Knowledge of any Shareholder” shall include the Knowledge of the Selected Key Employees.

“Law” means any Brazilian or foreign national, federal, state, provincial or local Law (including common Law), Order, act, statute, ordinance, regulation, rule, code or any other requirement or rule of Law promulgated by a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.21(b) of this Agreement.

“Liability” means any and all debts, losses, damages, adverse claims, fines, penalties, liabilities or obligations of any kind, whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or undeterminable, due or whether to become due or on- or off-balance sheet, and whether in contract, tort, strict liability or otherwise, including any arising under any Law, Action or Order, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Liability Claim” means any claim that might result in a Loss.

“Loss” means any and all losses, Liabilities, claims, obligations, demands, judgments, damages (including incidental and consequential damages), deficiencies, Actions, settlements, royalties, Taxes, interest, fines, penalties, assessments, awards, costs and expenses, including costs of remediation, closure, monitoring, investigation, settlement, defense (including attorney’s fees, other professionals’ fees and court costs, and costs of assessment, investigation and evaluation) or any diminution in value, whether or not involving a third-party claim, suffered, incurred, realized, recorded or paid.

“Manufacturer” means each of the automakers party to the applicable Franchise Agreement.

“Manufacturer Consent” means the written consent of each Manufacturer to the consummation of the Transactions which are required pursuant to the applicable Franchise Agreement and pursuant to the Ferrari Law, substantially in the form of Annex III attached hereto.

“Material Adverse Effect” with respect to any Person means any event, change, occurrence, state of facts, circumstance or effect that either alone or taken together with any other event, change, occurrence, state of facts, circumstance or effect may be materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, business, prospects, operations or results of operations of such Person and its Subsidiaries, taken as a whole, or the ability of such Person to perform its obligations under any of the Transaction Documents or to consummate the Transactions; provided, however, that none of the following (or a combination thereof) shall be deemed to constitute or shall be taken into account in determining whether there has been a Material Adverse Effect: (a) national or international political or social conditions that do not disproportionally impact the Company, its Subsidiaries or the business of the UAB Group; (b) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (c) changes in the U.S. Dollar/Real exchange rate; (d) any act or omission required to be effected pursuant to the terms of this Agreement or at the request or with express prior consent of the Purchaser; (e) any change resulting from the announcement of the execution of this Agreement or anything required or expressly permitted to be done under this Agreement, including any change relating to the Company’s relationship with any of the Manufacturers as a result of such announcement; and (f) any change in Tax Law in Brazil generally applicable to the Brazilian automotive industry.

“Material Contract” has the meaning set forth in Section 3.19(a) of this Agreement.

“Nagoya” has the meaning set forth in the recitals of this Agreement.

“Nagoya Loan Documents” means the loan agreement to be entered into between the Company and Nagoya, and related loan and security documents to be entered into between the Company, Nagoya and such other Persons as may be determined by the Purchaser (which security documents shall include a personal guarantee (aval and/or fiança) by certain of the Shareholders in an amount and form satisfactory to the Purchaser), such loan to Nagoya to be in an amount, and such documents to be in a form, satisfactory to the Purchaser in all respects.

“Net Indebtedness” means, as of the date of determination, the excess, if any, of the Indebtedness of the Company and its Subsidiaries (plus Non-Recoverable Taxes) less the Cash of the Company and its Subsidiaries; provided, however, that for purposes of this definition any Indebtedness with respect to any of the floor plans included in trade payable (fornecedores) current liabilities account on the balance sheet of the Company shall not be taken into account when calculating any Indebtedness for purposes of determining Net Indebtedness.

“New Car” means the stock of new vehicles owned by the UAB Group that have not been titled.

“Nominal Interests” means any shares, quotas, securities or other equity interests in the corporate capital of any Subsidiary of the Company (other than Nagoya) not owned or held by the Company or another Subsidiary of the Company as of the date hereof, except for the Retained Nominal Interests.

“Notified” means to be informed, told, advised, alerted, warned, to acknowledge or to receive any decree, decision, charge, announcement, notice, citation, service of process, complaint, or other form of communication, whether written or oral, by any Person. For purposes of this Agreement, the Company shall be considered to have been Notified whenever any of its officers, directors, employees, administrators or quotaholders had been Notified.

“Objecting Party” has the meaning set forth in Section 8.5(a) of this Agreement.

“Objection Notice” has the meaning set forth in Section 8.5(a) of this Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer Agreements” has the meaning set forth in the recitals of this Agreement.

“Option Agreements” means the call option agreements between each of the holders of the Retained Nominal Interests and the Company, in the form attached hereto as Annex IV to this Agreement.

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business of the Company and its Subsidiaries through the date hereof consistent with past practice, including any determinations, requirements, notices and instructions given from time to time by any Manufacturer to the Company or any of its Subsidiaries under the Franchise Agreement and pursuant to the Ferrari Law that do not involve any claim, notice or writing by or from any Manufacturer that the Company or any Subsidiary thereof is in violation of the Franchise Agreement or that impairs the Company’s or any Subsidiaries’ ability to conduct or continue its operation of the Business in any material respect.

“Parts” means all new and used parts, accessories and other inventory used to repair, service or accessorize any New Cars, Used Cars, motorcycles or any other vehicles repaired, serviced or accessorized as part of the Business of the UAB Group.

“Party” has the meaning set forth in the Preamble of this Agreement.

“Per Share Price” means US$60.77 per share of Group 1 Common Stock, which shall be proportionally adjusted in the event of any stock split or stock consolidation, or any reclassification or reconstitution of the Group 1 Common Stock.

“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.

“Permitted Encumbrance” means (i) any Encumbrance for current Taxes not yet due and payable and in respect of which adequate reserves are maintained on the Financial Statements in accordance with Brazilian GAAP; (ii) good faith deposits in connection with bids, tenders or contracts and in the Ordinary Course of Business; (iii) pledges or deposits to secure statutory obligations or appeal bonds; (iv) Encumbrances referred to in the Financial Statements or in the notes thereto, or securing any Indebtedness referred to in the Financial Statements or in the notes thereto, including any renewal, rollover or refinancing thereof; (v) Encumbrances referred to in any other schedule hereto; (vi) in the case of real property, such state of facts, easements, covenants and other restrictions which do not materially impair the current use of such real property, occupancy or value of the property subject thereto, referred to in Section 3.21(c) of the Disclosure Schedule hereto; (vii) Encumbrances arising by operation of applicable Law securing amounts not yet due and payable arising in the Ordinary Course of Business; and (viii) the Deutsche Bank Pledge.

“Person” means any natural person, general or limited partnership, joint venture, limited liability company, corporation, trust, firm, association, foundation or any other entity or organization.

“PIS” means the Brazilian Contribuição para o Programa de Integração Social.

“Pre-Closing Tax Liabilities” has the meaning set forth in Section 8.2(a)(vi) of this Agreement.

“Pro Rata Percentage” means, with respect to a Shareholder, the pro rata percentage set forth next to such Shareholder’s name on Exhibit A.

“Pro Rata Cash Percentage” means, with respect to a Shareholder, the pro rata percentage set forth next to such Shareholder’s name on Exhibit B.

“Pro Rata Stock Percentage” means, with respect to a Shareholder, the pro rata percentage set forth next to such Shareholder’s name on Exhibit C.

“Purchase Price” has the meaning set forth in Section 2.2(b) of this Agreement.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Indemnified Person” has the meaning set forth in Section 8.2(a) of this Agreement.

“Related Persons” has the meaning set forth in Section 3.13 of this Agreement.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Released Matters” has the meaning set forth in Section 6.5 of this Agreement.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Restricted Cash Balance” means the Peugeot holdback account balance deposited in Banco PSA Finance Brasil S.A.

“Restricted Period” has the meaning set forth in Section 6.6(a) of this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals of this Agreement, as contemplated in Annex I of this Agreement.

“Retained Nominal Interests” means the shares, quotas, securities or other equity interests in the corporate capital of any Subsidiary of the Company (other than Nagoya) not owned or held by the Company or another Subsidiary of the Company designated in Section 3.3(b) of the Disclosure Schedule to be retained by such owners or holders and subject to an Option Agreement containing a call option exercisable by the Company with respect thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“SELIC” means the Brazilian Special System for Settlement and Custody (Sistema Especial de Liquidação e de Custódia – SELIC).

“Share Registry Book” has the meaning set forth in Section 2.1(b) of this Agreement.

“Share Transfer Book” has the meaning set forth in Section 2.1(b) of this Agreement.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shareholder Indemnified Persons” has the meaning set forth in Section 8.2(b) of this Agreement.

“Shareholders Representative” has the meaning set forth in Section 10.2(a) of this Agreement.

“Shares” has the meaning set forth in the recitals of this Agreement.

“Significant Reputational Matter” means any event, change, occurrence, state of facts, circumstance or effect that, either alone or taken together with any event, change, occurrence, state of facts, circumstance or effect, (x) materially and adversely damages or (y) could be reasonably expected to materially and adversely damage the reputation of the Purchaser or any of its Affiliates, within or outside Brazil, whether with customers, regulators or otherwise, including:

(i) direct or indirect ownership by the Company, any other member of the UAB Group or any Affiliate of the Company or any of its Subsidiaries of any interest in any Person engaged in illegal gambling or gaming, prostitution, money laundering, drug trafficking, corruption, arms trafficking, widespread fraud or other criminal offenses;

(ii) failure of the Company or any of its Subsidiaries to comply in all material respects with any applicable anti-money laundering, bank secrecy or similar Laws and regulations in Brazil; and

(iii) the Company or any of its Subsidiaries or any of the directors, executive officers, heads of business areas or managers of staff functions of the UAB Group being (a) named as defendants in criminal cases or (b) subject to criminal investigation proceedings, in either case related to money laundering, drug trafficking, corruption, arms trafficking, widespread fraud or other criminal offenses involving reputational risk.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the Closing Date, by and among Group 1 Automotive and the Shareholders, in the form attached hereto as Annex II.

“Subsidiary” of any Person means any other Person (i) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person or (ii) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its subsidiaries or by one or more of such Person’s other subsidiaries or (iii) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body. Notwithstanding anything to the contrary in the foregoing, Nagoya shall be considered a Subsidiary of the Company for purposes of the representations, warranties, covenants and other obligations under this Agreement.

“Target Net Indebtedness” means One Hundred Twenty Five Million One Hundred Eighty Three Thousand Reais (R$125,183,000.00).

“Target Working Capital” means Twenty Three Million Three Hundred Thousand Reais (R$23,300,000.00).

“Tax” or “Taxes” means (i) all taxes, however denominated, including any deficiencies, assessments, governmental charges, duties (including custom duties), fees, imposts, levies, interest, additions to tax or, fines, penalties or additional amounts that may become payable in respect thereof, imposed by any national, state, federal, provincial, county, local or foreign Governmental Authority responsible for the imposition of any such tax (each, a “Tax Authority”), which taxes shall include, without limiting the generality of the foregoing, all income taxes, alternative or add-on minimum, escheat, capital, ad valorem, profits, license, privilege, inventory, capital stock, capital gain taxes, PIS, COFINS, CSL, IRPJ, ISS, IOF, ICMS, social contribution taxes, payroll taxes and employee withholding taxes (INSS and FGTS), value added customs, unemployment insurance, social security, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, estimated taxes, stamp taxes, documentary taxes, transfer taxes, withholding taxes, and other obligations of the same or of a similar nature, whether arising or enacted before, on or after the Closing Date; and (ii) any liability in respect of any item described in clause (i) payable by reason of contract, transferee liability, operation of Law or otherwise.

“Tax Authority” has the meaning set forth in the definition of Tax.

“Tax Matter” means any inquiry, claim, assessment, audit or similar event with respect to Taxes before any Tax Authority or any other Governmental Authority.

“Tax Recoverable” means the tax recoverable account in the current assets account of the Company corresponding to such account in the Company’s 2011 Financial Statements less any Non-Recoverable Taxes; provided, however that any such amount included in such account for which there is not adequate back-up information to support the recoverability of any Taxes included in such account (“Non-Recoverable Taxes”) shall not be considered Tax Recoverable for purposes of this Agreement; and provided further that the Parties hereto agree as of the date of the Unaudited Financials, (i) the Tax Recoverable for purposes of this Agreement amounted to R$2,248,000.00 and (ii) Non-Recoverable Taxes for purposes of this Agreement amounted to R$1,200,000.00.

“Tax Return” means a report, return, information return, claim for refund, declaration, or other similar documents or statements (including any related or supporting information, any schedules or attachments thereto and any amendments to such report, return, information return, declaration, document and statement) required to be supplied to or filed with a Governmental Authority, relating to Taxes, including, in connection with the determination, assessment, collection, imposition or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any applicable statute, rule or regulation relating to any Taxes.

“Termination Agreement” has the meaning set forth in Section 3.2(b) of this Agreement.

“Third Party Claim” has the meaning set forth in Section 8.7 of this Agreement.

“Transaction Documents” means, in addition to this Agreement, the Stockholders Agreement, the Officer Agreements, UAB Services Agreement, Nagoya Loan Documents, Escrow Agreement, Termination Agreement, Option Agreements and the recordings to the Company’s Share Registry Book and to the Share Transfer Book pertaining to the Acquisition.

“Transactions” means the transactions contemplated by the Transaction Documents.

“UAB Group” means the Company and all of its Subsidiaries, including any and all branches thereof.

“UAB Services Agreement” means that certain services agreement to be entered into between the Company and Nagoya as of the Closing in connection with the Restructuring Transactions, in form and substance satisfactory to the Purchaser in all respects, whereby the Company will provide substantially all of the accounting, billing, payroll, employer and all other general and administrative services to Nagoya, and Nagoya shall pay UAB for such services as provided therein.

“Unaudited Financials” has the meaning set forth in Section 3.5(a) of this Agreement.

“Unresolved Claims” has the meaning set forth in Section 8.8(a) of this Agreement.

“UNSC” means the United Nations Security Council.

“Used Cars” means the stock of used vehicles owned by the UAB Group.

“Working Capital” means, as of the date of determination, (A) the consolidated Included Current Assets of the Company and its Subsidiaries, less (B) the consolidated Included Current Liabilities of the Company and its Subsidiaries, determined as of the open of business on the date of determination;

“2011 Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011 and the statement of operations and statement of cash flows for the year then ended.

1.2 Terms Generally; Interpretation. Except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule, Annex or recitals, such reference is to an Article, Section or Subsection of, an Exhibit, Schedule or Annex or the recitals to, this Agreement unless otherwise indicated;

(b) the table of contents and all headings to this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any gender-specific reference in this Agreement include all genders;

(f) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g) references to “US$” or “dollars” are to U.S. Dollars;

(h) references to “R$” or “Reais” are to the official currency of Brazil;

(i) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation; provided, however, that any reference to legislation shall be construed as a reference to legislation in force as of the date hereof;

(j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(k) if any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(l) references to a Person are also to its permitted successors and assigns;

(m) unless indicated otherwise, mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent;

(n) the Parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(o) the contents of the Disclosure Schedule, Annexes and Exhibits form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement;

(p) references to a document or agreement, including this Agreement or any other Transaction Document, shall be deemed to include any amendment, restatement, modification or supplement thereto entered into in accordance with the terms thereof and any reference to “this Agreement” shall be deemed to include the Disclosure Schedule, Annexes and Exhibits;

(q) no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence;

(r) the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions; and

(s) any references to the Financial Statements, Balance Sheet, accounting principles, rules and procedures and accounting definitions should be construed in accordance with Brazilian GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s 2011 Financial Statements.

ARTICLE II

SALE AND PURCHASE OF SHARES, PURCHASE PRICE; CLOSING

2.1 Sale and Purchase of Shares.

(a) Upon the terms and subject to the conditions contained herein, on the Closing Date, each Shareholder agrees to sell to the Purchaser, free and clear of any and all Encumbrances (other than the Deutsche Bank Pledge), and the Purchaser agrees to purchase from each Shareholder, the Shares owned by such Shareholder set forth opposite such Shareholder’s name on Exhibit A hereto.

(b) The Shareholders shall assign and transfer the Shares to the Purchaser by means of the execution of the share transfers in the share registry and share transfer books of the Company (the “Share Registry Book” and “Share Transfer Book” and jointly, the “Corporate Books”), which shall be executed and delivered to the Purchaser at the Closing upon receipt by the Shareholders of the Closing Date Purchase Price.

2.2 Purchase Price. In consideration for the purchase of the Shares, the Purchaser shall pay to the Shareholders the Purchase Price as follows:

(a) Closing Date Cash Purchase Price. The cash purchase consideration to be paid by the Purchaser to the Shareholders on the Closing Date for the Acquisition of the Shares shall be an amount in cash equal to Ninety Six Million One Hundred Eighty Five Thousand Nine Hundred Fifty Reais (R$96,185,950.00), less (i) (A) the Closing Adjustment Cash and (B) the Escrow Cash (which Closing Adjustment Cash and Escrow Cash shall be held by the Escrow Agent pursuant to the Escrow Agreement, as provided in Section 2.2(e)(ii) below) and (ii) any Company Transaction Expenses unpaid by the Shareholders on the close of business on the day immediately preceding the Closing Date (the “Closing Date Cash Purchase Price”).

(b) Closing Date Stock Purchase Price. In addition to the Closing Date Cash Purchase Price, the Purchaser shall pay as stock purchase consideration to the Shareholders on the Closing Date for the Acquisition of the Shares One Million Four Hundred Forty Seven Thousand One Hundred Fifty Five (1,447,155) shares of Group 1 Common Stock, calculated at the Exchange Rate and the Per Share Price, less the shares of Group 1 Common Stock constituting (A) the Initial Escrow Stock (which shall be held by the Escrow Agent pursuant to the Escrow Agreement, as provided in Section 2.2(e)(i) below) and (B) the Closing Adjustment Stock (the “Closing Date Stock Purchase Price”, and together with the Closing Date Cash Purchase Price, the “Closing Date Purchase Price”). The Closing Date Purchase Price is subject to further adjustment in accordance with the terms of this Agreement, including the post-closing adjustment applied to the Closing Adjustment Stock and Closing Adjustment Cash provided in Section 2.3(b) below (such Closing Date Purchase Price, as adjusted pursuant to Section 2.3(b) below (the “Purchase Price”).

(c) Payment of Closing Date Cash Purchase Price. On the Closing Date, the Purchaser shall pay the Closing Date Cash Purchase Price in Reais by wire transfer of immediately available funds, which shall be allocated among the Shareholders in accordance with their Pro Rata Cash Percentage as set forth on Exhibit B hereto and deposited into accounts in Brazil designated in writing by the Shareholders not less than three (3) Business Days prior to the Closing Date (except for RSPJR, who shall designate an account outside of Brazil and which payment of the Closing Date Cash Purchase Price shall be made through a foreign exchange contract for credit in said foreign account, to be executed by the Purchaser and a bank in Brazil jointly selected by the Purchaser and RSPJR).

(d) Payment of Closing Date Stock Purchase Price. On the Closing Date, the Purchaser shall pay the Closing Date Stock Purchase Price by transferring to the Shareholders the shares of Group 1 Common Stock to the Shareholders constituting the Closing Date Stock Purchase Price, free and clear of any and all Encumbrances (other than pursuant to the Stockholders Agreement), which shall be allocated among the Shareholders in accordance with their Pro Rata Stock Percentage as set forth on Exhibit C hereto.

(e) Deposit with the Escrow Agent. On the Closing Date (i) the shares Group 1 Common Stock constituting (A) the Initial Escrow Stock and (B) the Closing Adjustment Stock, allocated among the Shareholders (other than RSPJR) as provided in Exhibit C hereto, shall be deposited with the Escrow Agent and held in escrow as provided herein and pursuant to the terms and conditions of the Escrow Agreement, and (ii) (A) the Closing Adjustment Cash and (B) the Escrow Cash, shall be deposited with the Escrow Agent and held in escrow as provided herein and pursuant to the terms and conditions of the Escrow Agreement.

2.3 Purchase Price Adjustment.

(a) Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between (A) Closing Working Capital and the Target Working Capital and (B) Closing Net Indebtedness and the Target Net Indebtedness. “Closing Working Capital” means the Working Capital of the Company and its Subsidiaries (including for such purposes Nagoya), determined as of the open of business on the Closing Date and calculated as specified and using the accounts as set forth in Exhibit D hereto. “Closing Net Indebtedness” means the Net Indebtedness of the Company and its Subsidiaries (including for such purposes Nagoya), determined as of the open of business on the Closing Date and calculated as specified and using the accounts as set forth in Exhibit E hereto. The Parties hereto acknowledge and agree that (i) the determination of the Closing Working Capital and the Closing Net Indebtedness shall be made without taking into account the Restructuring Transactions (including, without limitation, the Spin-off of Nagoya contemplated in Annex I hereto) and (ii) the actual R$ amounts in Exhibit D and Exhibit E are for illustrative purposes only.

(b) Within ninety (90) days following the Closing Date, the Purchaser (using Ernst & Young or another accounting firm of its choice) shall deliver or cause to be delivered to the Shareholders Representative (A) a consolidated balance sheet of the Company (which shall include Nagoya for the purposes of this Section 2.3) as of the open of business on the Closing Date (the “Closing Balance Sheet”) and (B) (I) a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”) and (II) a statement of Closing Net Indebtedness derived from the Closing Balance Sheet (the “Closing Net Indebtedness Statement” and, together with the Closing Working Capital Statement, the “Closing Statements”). The Closing Balance Sheet and the Closing Statements shall be prepared in accordance with Brazilian GAAP, consistently applied and in a manner consistent with the past practice of the Company. For sake of clarity, the Parties acknowledge that any changes made by the Purchaser to any accounting methods, practices, principles, policies and procedures applied by the Company shall not be considered for the purposes of preparing the Closing Statements or the Closing Balance Sheet; provided, however, that nothing herein shall limit the Purchaser’s ability to make any adjustments with respect to any items that were not properly or accurately allocated or reflected in the Unaudited Financials (from which the Target Working Capital and the Target Net Indebtedness were derived) in accordance with the Company’s past practice, and to reflect such changes or correct such errors in the Closing Statements or the Closing Balance Sheet. The Shareholders shall provide such information as may be required by the Purchaser and its designated accounting firm as soon as practicable after the Closing in order for the Purchaser to prepare the Closing Balance Sheet and the Closing Statements within the time frame set forth above, and shall cooperate with any and all requests by the Purchaser and its designated accounting firm for information and back-up documentation relating to the preparation of the Closing Balance Sheet and the Closing Statements.

(c) Acceptance of Statements; Dispute Procedures. The Closing Balance Sheet and the Closing Statements (and the computation of Closing Working Capital and Closing Net Indebtedness indicated thereon) delivered by the Purchaser to the Shareholders Representative shall be conclusive and binding upon the Parties unless the Shareholders Representative, within twenty (20) days after delivery to the Shareholders Representative of the Closing Balance Sheet and the Closing Statements, notifies the Purchaser in writing that the Shareholders Representative disputes any of the amounts set forth therein, specifying in reasonable detail each disputed item and the basis therefore. The Purchaser and the Shareholders Representative shall in good faith attempt to resolve any dispute and, if the Purchaser and the Shareholders Representative so resolve all disputes, the Closing Balance Sheet and the Closing Statements (and the computation of Closing Working Capital and Closing Net Indebtedness indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the Parties. If the Purchaser and the Shareholders Representative do not reach agreement in resolving the dispute within twenty (20) days after notice is given by the Shareholders Representative to the Purchaser pursuant to the second preceding sentence, the Purchaser and the Shareholders Representative shall submit the dispute to one of the Big-4 accounting firms mutually agreed by the Purchaser and the Shareholders Representative (the “Accounting Referee”) for resolution. If the Purchaser and the Shareholders Representative (on behalf of the Shareholders) cannot agree on the selection of the accounting firm to act as the Accounting Referee, the Purchaser and the Shareholders Representative shall request the CA-CCBC (as defined below) to appoint such accounting firm (which must be one of the Big-4) and such appointment shall be conclusive and binding on the Parties. Promptly, but no later than twenty (20) days after acceptance of its appointment as Accounting Referee, the Accounting Referee shall determine (it being understood that in making such determination, the Accounting Referee shall be functioning as an expert and not as an arbitrator), based solely upon written submissions by the Purchaser and the Shareholders Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital and/or the Closing Net Indebtedness, which shall be conclusive and binding on the Parties, save for fraud, conflict of interest, undue influence or manifest error. The Shareholders Representative and the Purchaser agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 2.3(c), including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement. The Shareholders and the Purchaser shall make readily available to the Accounting Referee all relevant books, records and employees of the Company that are reasonably requested by the Accounting Referee in connection with the Accounting Referee’s review of any disputed items; provided that the Shareholders, the Purchaser and their respective Affiliates shall not be obligated to provide any information the disclosure of which would jeopardize any professional privilege available to such Person relating to such information or which would cause such Person to breach a confidentiality obligation to which it is bound; and provided further that the Shareholders, the Purchaser and their respective Affiliates shall use their commercially reasonable efforts to minimize the effects of any such limitations. All proceedings conducted by the Accounting Referee shall take place where the office of the Accounting Referee is located. In resolving any disputed item, the Accounting Referee (x) shall be bound by the provisions of this Section 2.3 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Party or less than the smallest value for such items claimed by either Party. The fees, costs and expenses of the Accounting Referee shall be based on the inverse of the percentage that the Accounting Referee’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Referee. For example, should the items in dispute total in amount to US$1,000 and the Accounting Referee awards US$600 in favor of the Shareholders’ position, sixty percent (60%) of the costs of its review would be borne by the Purchaser and forty percent (40%) of the costs would be borne by the Shareholders.

(d) Payment. Upon final determination of Closing Working Capital and the Closing Net Indebtedness as provided in Section 2.3(a) above, (i) if the Closing Working Capital is greater than the Target Working Capital and/or the Closing Net Indebtedness is lower than the Target Net Indebtedness, the Purchase Price shall be increased by (A) the positive difference of the Closing Working Capital over the Target Working Capital and/or (B) the positive difference of the Target Net Indebtedness over the Closing Net Indebtedness, and the Purchaser shall promptly, but no later than five (5) Business Days after such final determination, pay the amount of such difference as adjusted by CDI Rate from the Closing Date to the date of payment thereof (calculated based on a 365 day year and the actual number of days elapsed), to be distributed to the Shareholders in accordance with their Pro Rata Percentage as set forth on Exhibit A hereto, as provided herein, and (ii) if Closing Working Capital is less than the Target Working Capital and/or the Closing Net Indebtedness is greater than the Target Closing Net Indebtedness, the Purchase Price shall be reduced by (A) the positive difference of the Target Working Capital over the Closing Working Capital and/or (B) the positive difference of Closing Net Indebtedness over the Target Closing Net Indebtedness, and the Shareholders shall promptly, but no later than five (5) Business Days after such final determination, pay the amount of such difference as adjusted by the CDI Rate from the Closing Date to the date of payment thereof (calculated based on a 365 day year and the actual number of days elapsed), in accordance with their Pro Rata Percentage as set forth on Exhibit A. Any adjustment to the Purchase Price under this Section 2.3(b) with respect to the Shareholders other than RSPJR shall be made by allocating the total amount of such adjustment to the Closing Adjustment Stock, calculated at the Exchange Rate and the Per Share Price. Any adjustment to the Purchase Price under this Section 2.3(b) with respect to the RSPJR shall be made by allocating the total amount of such adjustment to the Closing Adjustment Cash. In the event that the Closing Adjustment Stock and the Closing Adjustment Cash are insufficient to satisfy such adjustment to the Purchase Price under this Section 2.3(b), then the Purchaser or the Shareholders, as applicable, shall pay to the other Party or Parties, such additional amount in cash in Reais.

2.4 Withholding Rights. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to RSPJR such amounts, if any, as the Purchaser or the Company is required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts are so withheld, they will be treated for all purposes of this Agreement as having been delivered and paid to such Shareholders in respect of which such deduction and withholding was made.

2.5 Closing. Upon the terms and conditions set forth herein, the closing of the sale of the Shares hereunder (the “Closing”) shall take place at the offices of Jones Day located at Av. Brigadeiro Faria Lima, 2277, 5th floor, São Paulo, Brazil, at 10:00 a.m. local time on the last Business Day of the month in which the conditions set forth in Article VII are satisfied or waived (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or if the Purchaser so elects, earlier in such month, unless another time, date or place is agreed to in writing by the Purchaser and the Shareholders Representative (the time and date when the Closing occurs being the “Closing Date”). All acts and proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.6 Closing Deliveries by the Company and the Shareholders. At the Closing, the Shareholders shall deliver, or cause to be delivered, to the Purchaser the following:

(a) a receipt for an amount equal to the Closing Date Cash Purchase Price (including any adjustment pursuant to Section 2.3(a) hereof) substantially in the form set forth as Exhibit F, providing the Shareholder and their Affiliates, fully, irreversibly and irrevocably discharge the Purchaser with respect to the payment of the Closing Date Purchase Price;

(b) duly executed share transfers in respect of the Shares being sold by each Shareholder, in the proper Share Registry and Share Transfer Books of the Company transferring the Shares to the Purchaser (or one or more Affiliates designated by the Purchaser), free and clear of any and all Encumbrances (other than the Deutsche Bank Pledge);

(c) Officer Agreements duly executed by (A) each of Lincoln Pereira, João Figueiró and Mauricio Vaz and (B) the Company;

(d) UAB Services Agreement duly executed by (A) the Company and (B) Nagoya;

(e) Nagoya Loan Documents duly executed by (A) the Company, (B) Nagoya and (C) the other Persons party thereto, as applicable;

(f) Stockholders Agreement duly executed by each of the Shareholders;

(g) Escrow Agreement duly executed by the Shareholders Representative on behalf of all the Shareholders;

(h) the Corporate Books;

(i) evidence satisfactory to the Purchaser that the Restructuring Transactions, have been duly approved by the Shareholders, the Company and Nagoya, as applicable, and all necessary actions have been taken to complete the Restructuring Transactions, such that the Shareholders shall own 100% of the quotas of Nagoya;

(j) to the extent requested by the Purchaser, duly executed documents revoking all existing powers of attorney for the Company, including those in connection with the Accounts, save for the power of attorneys issued to legal counsel for the purposes of representing the Company in any Action;

(k) evidence that all banks maintaining Accounts have terminated any and all arrangements by which any funds or receipts are transferred into any bank or other deposit account maintained or Controlled by the Shareholders or any of their Affiliates;

(l) if and to the extent requested by the Purchaser, for each officer and director of the Company, a written resignation and applicable Company’s resolutions or equivalent document accepting the resignation, and for each such director or officer, a release and waiver of any claims of whatsoever nature, whether for compensation or otherwise, against the Company;

(m) evidence satisfactory to the Purchaser that all of the Nominal Interests (other than the Retained Nominal Interests) have been transferred to the Company or a Subsidiary thereof and are free and clear of any and all Encumbrances and the Company and its Subsidiaries have been fully released from any liability to any prior holder of any Nominal Interest;

(n) Option Agreements executed by each of the holders of the Retained Nominal Interests;

(o) the certificates identified on Exhibit G issued by the applicable Governmental Authorities which are valid as of the Closing Date;

(p) evidence satisfactory to the Purchaser that the Manufacturer Consents and the other consents, waivers and notifications required to be obtained under Section 6.13 of this Agreement have been obtained, are in full force and effect and are in a form satisfactory to the Purchaser; and

(q) any documentation necessary, to the extent required by applicable Law, to prevent the Purchaser from having any obligation to withhold any amount of Tax from the consideration otherwise deliverable under this Agreement and from any other payments otherwise required pursuant to this Agreement, to RSPJR.

2.7 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Shareholders:

(a) evidence that the amounts required to be paid as of the Closing by the Purchaser to the Shareholders have been paid;

(b) stock certificates representing the shares of Group 1 Common Stock comprising the Closing Date Stock Purchase Price, duly endorsed in blank or accompanied by Stock transfer powers sufficient to transfer the shares of Group 1 Common Stock to the Shareholders as provided herein, free and clear of any and all Encumbrances (other than pursuant to the Stockholders Agreement);

(c) Stockholders Agreement duly executed by Group 1 Automotive;

(d) Escrow Agreement duly executed by the Purchaser; and

(e) Option Agreements executed by the Company with respect to the Retained Nominal Interests; and

(f) evidence that the Purchaser has all necessary corporate power and approvals to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and perform all obligations provided herein and therein, including the payment of the Purchase Price, and that the legal representatives of the Purchaser are duly authorized to execute this Agreement, as well as any other documents necessary for the completion of the Transactions set forth in this Agreement.

2.8 Completion of Closing. As a condition subsequent to the effectiveness of this Agreement, all of the deliveries provided for under Sections 2.6 and 2.7 must be completed at the Closing (unless expressly waived by the Party entitled to such delivery). If all of such deliveries are not so completed, this Agreement (except for this Section 2.8, which shall remain valid and effective) and all of the documents delivered or required to be delivered under Sections 2.6 and 2.7 above shall be null and void ab initio and of no force or effect whatsoever.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the disclosures specifically set forth in the Disclosure Schedule (which disclosures, in order to be effective, shall specify the section or subsection to which they apply, unless this Agreement provides otherwise), the Shareholders jointly and severally represent and warrant to the Purchaser, as follows:

3.1 Organization and Powers. The Company (a) is duly organized, validly existing and in good standing under the Laws of Brazil, (b) has all requisite power and authority to own its property and assets and to carry on its Business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required. The Company is not in violation of any of the provisions of its organizational documents, and no changes thereto are pending. Section 3.1 of the Disclosure Schedule lists the officers and directors of the Company as of the date hereof.

3.2 Capitalization.

(a) The Shares of the Company consist of Seventy Five Million, Four Hundred Two Thousand and Seventy Five (75,402,075) outstanding ordinary shares representing 100% (one hundred percent) of the fully subscribed and paid corporate capital of the Company, in the total amount of R$25,134,025.00 (Twenty Five Million, One Hundred Thirty Four Thousand and Twenty Five Reais). The Shareholders own all of the Shares of the Company, as set forth in Exhibit A. No Person has the right (whether actual or contingent) to call for the issue, allotment or transfer of any share or loan capital of the Company under any option or other agreement, arrangement or commitment and no Person has claimed to be entitled to any of the foregoing. There are no declared or accrued but unpaid dividends with respect to any issued and outstanding shares in the corporate capital of the Company.

(b) All shares of the corporate capital of the Company (including the Shares) have been authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except for this Agreement, there are no rights, outstanding commitments, subscriptions, options, conversion rights or other Contracts (i) to purchase or otherwise acquire any shares in the corporate capital of the Company, any Subsidiary thereof or securities or obligations convertible into or exchangeable or exercisable for any shares in the corporate capital of the Company or any Subsidiary thereof, or (ii) obligating the Company or any Subsidiary thereof to grant, extend, accelerate the vesting or waive any repurchase rights of, change the price of or otherwise amend or enter into any such rights, commitments, subscriptions, options or Contracts. The current and former shareholders of the Company have entered into a termination agreement with respect to the existing shareholders agreement among the Company and the current and former shareholders party thereto, in the form attached as Exhibit L attached hereto (the “Termination Agreement”), including granting a full release to the Company. A copy of the Termination Agreement has been delivered to the Purchaser on or prior to the date hereof and the Termination Agreement shall be effective immediately and automatically as of Closing.

(c) There are no outstanding or authorized options, convertible or exchangeable securities or instruments, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments providing for the issuance, disposition or acquisition of any Shares or other corporate capital of the Company or any Subsidiary thereof.

(d) The Company has not adopted or maintained any plan providing for equity compensation of any Person. There are no outstanding or authorized share appreciation, phantom shares or other similar rights with respect to the Company.

3.3 Constitution of the Company.

(a) True and complete copies of the articles of association and bylaws of the Company and each of its Subsidiaries, including all amendments thereto, or other similar organizational documents of the Company and each of its Subsidiaries, have been delivered to the Purchaser, and are true, accurate and complete in all respects and represent all the organizational documents of the Company and its Subsidiaries. The Company has, at all times, carried on its Business and conducted its affairs in accordance with its applicable organizational documents. The organizational documents of the Company and its Subsidiaries, as well as any and all amendments thereto, shareholder’s resolutions and similar documents have been duly filed with the Board of Trade of the jurisdiction where they were incorporated and published, to the extent required under applicable Law.

(b) Section 3.3(b) of the Disclosure Schedule sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized share capital, the number and class of shares thereof duly issued and outstanding, the names of all shareholders or other equity owners and the number of shares of corporate capital owned by each shareholder (including the identity of any holders of Nominal Interests) or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in validly existing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of corporate capital or equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Company or any of the Subsidiaries are owned by them free and clear of any and all Encumbrances, except as set forth in Section 3.3(b) of the Disclosure Schedule. No shares of capital stock are held by any Subsidiary as treasury shares. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of corporate capital or other equity interests of any Subsidiary or other securities convertible into shares of corporate capital or other equity interests of any Subsidiary. The Company does not own, directly or indirectly, any share capital or equity securities of any Person other than the Subsidiaries. Except as set forth on Section 3.3(b) of the Disclosure Schedule, there are no material restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders.

3.4 Noncontravention; Consents.

(a) The execution and delivery of the Transaction Documents by the Shareholders do not, and the performance by the Company and the Shareholders of their obligations hereunder or thereunder and the consummation of the Transactions shall not, (i) result in the creation of an Encumbrance on any properties or assets of the Company or any Subsidiary thereof, (ii) conflict with, result in a violation or breach of, conflict with or default under (with or without notice, lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or give rise to any obligation of the Company or any Subsidiary thereof to make any payment under, or increase, add, accelerate or guarantee any rights or entitlements of any Person under, or require consent, approval or waiver from any Person in accordance with any Contract, instrument, Permit, Order or Law applicable to the Company, any Subsidiary thereof or any of its properties or assets or any provision of the organizational documents of the Company or any Subsidiary thereof.

(b) Except for the Manufacturer Consents and as otherwise set forth in Section 3.4(b) of the Disclosure Schedule, no consent, approval, license, Permit, Order or authorization of, registration or filing with or declaration or notification to, any Person is required by or with respect to the Company or any Subsidiary thereof in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the Transactions.

3.5 Financial Statements.

(a) Section 3.5 of the Disclosure Schedule sets forth (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2009, 2010 and 2011 and statements of operations and statements of cash flows for the years then ended, and (B) the auditors’ limited reviewed consolidated balance sheet of the Company and its Subsidiaries as of, and statement of operations and statement of cash flows as of and for the nine-month period ended September 30, 2012 (the “Unaudited Financials”, collectively, the “Financial Statements”). Except as set forth on Section 3.5(a) of the Disclosure Schedule, the Financial Statements (a) have been prepared in accordance with Brazilian GAAP applied on a consistent basis throughout the periods indicated, save for the modifications expressly referred to in the Financial Statements or resulting from changes in Brazilian GAAP and (b) present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein. There has been no change in the accounting policies of the Company since December 31, 2010, except as described in the Financial Statements or in Section 3.5(a) of the Disclosure Schedule. The books, records and accounts of the Company and its Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with all applicable Laws. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with Brazilian GAAP and to maintain accountability for assets; and (iii) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Section 3.5(a) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof is a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person and there are no off-balance sheet transactions that have not been disclosed by the Shareholders to the Purchaser expressly in writing or in the Financial Statements.

(b) The Financial Statements include proper provision for, or disclosure of, all bad and doubtful debts, all other amounts considered to be irrecoverable, as of the date thereof, all liabilities (actual contingent or otherwise) and all financial commitments as of the Balance Sheet Date and are not affected by any extraordinary or exceptional event, circumstance or item.

(c) The Company’s profits or losses as shown by the Financial Statements for the previous three financial periods delivered by the Company have not been affected by transactions of an unusual nature or entered into otherwise than on normal commercial terms, except as disclosed in the Financial Statements.

(d) The Company’s accounts, books, ledgers, financial and other records and those of its Subsidiaries are in its possession or under its control, up-to-date and contain a complete and accurate record of all matters required to be entered in them by Brazilian GAAP and other relevant rules and regulations.

(e) Since the Balance Sheet Date:

(i) the business of the Company and its Subsidiaries has been carried on in the Ordinary Course of Business and in the same manner (including nature and scope) as in the nine-month period ended on the Balance Sheet Date so as to maintain the Business as a going concern;

(ii) there has been no material adverse change in the financial or trading position of the Company or any of its Subsidiaries;

(iii) there has been no material adverse change in the assets and liabilities as shown in the Financial Statements nor has there been a reduction, other than in the Ordinary Course of Business, in the value of the Company’s and its Subsidiaries net tangible assets using the same valuations as applied in the Financial Statements;

(iv) no share or loan capital of the Company or any of its Subsidiaries has been, or agreed to be, issued, allotted, redeemed, purchased or repaid by the Company or any of its Subsidiaries;

(v) no debtor has been released by the Company or any Subsidiary thereof on terms that it pays less than the face value of his debt and no material debt owing to the Company or any Subsidiary thereof has been deferred, subordinated or written off or has proved to any extent irrecoverable;

(vi) there has been no material change in the level of borrowing or in the working capital requirements of the Company and its Subsidiaries and neither Company nor any of its Subsidiaries has repaid any borrowing or indebtedness in advance of its stated maturity;

(vii) no asset has been acquired or disposed of by the Company or any Subsidiary thereof except for current assets in the ordinary and usual course of trading; no Contract, arrangement or transaction has been entered into and no payment has been made by the Company or any Subsidiary thereof otherwise than in the Ordinary Course of Business and on entirely arm’s length terms and the Company has not assumed or incurred or agreed to assume or incur any Liability (actual or contingent) otherwise than in the Ordinary Course of Business;

(viii) except as set forth on Section 3.5(e)(viii) of the Disclosure Schedule, no capital expenditure in excess of R$200,000 for any individual commitment and R$500,000 for all commitments in the aggregate has been, or agreed to be, incurred and no commitments of a capital nature have been or agreed to be, entered into; and

(ix) no provision or reserve included in the Financial Statements has proved to be inadequate in the light of subsequent circumstances and, to the Knowledge of the Shareholders, there are no circumstances which indicate that any such provision or reserve may prove to be inadequate.

3.6 Absence of Certain Changes; No Undisclosed Liabilities; Net Asset Value.

(a) Since the Balance Sheet Date (i) the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business; (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries; (iii) no Significant Reputational Matter has occurred, or, to the Knowledge of the Shareholders, has been discovered and (iv) none of the Shareholders or the Company has taken any action that would be a violation of Section 6.10(a) if that Section had been in effect during the period from the Balance Sheet Date, through and including the date hereof.

(b) Neither the Company nor any Subsidiary thereof has any Liabilities (whether or not required to be reflected in the Financial Statements in accordance with Brazilian GAAP), except for those (i) reflected in, reserved against or shown on the Balance Sheet or (ii) that were incurred after the Balance Sheet Date in the Ordinary Course of Business.

(c) The value of the total assets of the Company exceeds the total Liabilities of the Company.

3.7 Litigation. Except as set forth on Section 3.7 of the Disclosure Schedule, there is no Action pending that the Company or any Subsidiary thereof has been Notified of or, to the Knowledge of the Shareholders, threatened against the Company, any Subsidiary thereof or any of its assets or properties, including any Company Products or Company-Owned Intellectual Property, or any of its officers or directors in their respective capacities as such, nor are there any facts or circumstances which are reasonably likely to form the basis for any such Action. None of the Company or any Subsidiary has been Notified of any Order against the Company, any Subsidiary thereof, any of their assets or properties, or any of the Company’s directors or officers that would reasonably be expected to prevent, enjoin, alter or delay any of the Transactions, or that, individually or in the aggregate with any such other Orders, would reasonably be expected to be material to the Company or its Subsidiaries. Neither the Company nor any Subsidiary thereof has initiated, or intended to initiate, any legal proceedings against (i) any Manufacturer or (ii) any other Person, individually or in the aggregate, claiming an amount in damages or other judicial relief of R$200,000 or more against such Person.

3.8 Restrictions on Business Activities. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no Contract (including covenants not to compete) or Order binding upon the Company or any Subsidiary thereof that has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing any current or future business practice of the Company or its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any Subsidiary thereof or the conduct of business by the Company or any Subsidiary thereof, in each case, as currently conducted or as proposed to be conducted by the Company or its Subsidiaries. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary thereof has entered into any customer or other similar Contract that includes a “most favored nation” or similar clause restricting or otherwise impacting the right of the Company or any Subsidiary thereof to license or sell the Company Products in any manner or terms (including pricing) or under which the Company is restricted from selling, licensing or otherwise distributing any of their respective products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market, except as referred to in Section 3.8 of the Disclosure Schedule.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) all registered Intellectual Property used by the UAB Group in the Business (the “Company Registered Intellectual Property”) and (ii) all material unregistered trademarks used by the UAB Group in the Business. For each listed item, Section 3.9(a) of the Disclosure Schedule indicates, as applicable, the owner of such Intellectual Property, the patent or registration number, and the filing and expiration dates thereof.

(b) Except as set forth in Section 3.9(b) of the Disclosure Schedule, all of the Company-owned Intellectual Property is wholly, legally, beneficially and exclusively owned by the Company or its Subsidiaries free and clear of all Encumbrances, (the “Company-Owned Intellectual Property” and together with Company Registered Intellectual Property, the “Company Intellectual Property”). Other than pursuant to the Franchise Agreements and the Ferrari Law, none of the Company or any Subsidiary thereof is bound by, and none of the Company-Owned Intellectual Property is subject to, any Contract that in any way limits or restricts the ability of the Company or its Subsidiaries to use, exploit, transfer, sell, license, assert, or enforce any such Company-Owned Intellectual Property in Brazil.

(c) Except as set forth in Section 3.9(a) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof is a party to any Contract under which the Company or any Subsidiary thereof is licensed or otherwise granted rights to or in any Company Intellectual Property from a third party.

(d) The Company and the operation of the business of the Company and its Subsidiaries (i) to the Knowledge of the Shareholders, do not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, (ii) is not a party to or the subject of any pending proceedings that the Company or any Subsidiary thereof has been Notified of or actions before any Governmental Authority (including the INPI, the United States Patent and Trademark Office or equivalent authority anywhere in the world) or tribunal or, to the Knowledge of the Shareholders, threatened, which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any of the Intellectual Property owned or licensed by the Company or any Subsidiary thereof. Neither the Company nor any Subsidiary thereof has received any claim or notice of any such threatened claim with respect to any Intellectual Property of any third party, and there are no facts or circumstances which the Shareholders reasonably believe are likely to form the basis for any claim of infringement, unauthorized use, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of the Intellectual Property owned or licensed by the Company or any Subsidiary thereof and no Person is infringing or misappropriating any Intellectual Property owned by the Company or any Subsidiary thereof.

(e) Except as set forth in Section 3.9(e) of the Disclosure Schedule, to the Knowledge of the Shareholders, there are no facts or circumstances that would render any Company Intellectual Property invalid or unenforceable, or would adversely affect any pending application or registration with respect to any Company Intellectual Property and (ii) neither the execution of this Agreement, the consummation of the Transactions contemplated by this Agreement nor the conduct of the Business and operations of the Company and its Subsidiaries as presently conducted will result in, cause or permit the breach of, or create on behalf of any third party the right to terminate, cancel or modify, any contract, license or agreement with respect to any Intellectual Property owned by, or licensed to, the Company or any Subsidiary thereof.

(f) Each item of the Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and articles in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Brazil or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property as of the date hereof.

(g) There are no measures reasonably necessary to protect the Company Intellectual Property that have not been taken and that the failure to take would be reasonably likely to be material. In each case in which the Company or any Subsidiary thereof has acquired any Intellectual Property from any Person, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek future damages with respect thereto) to the Company or such Subsidiary, and the Company or such Subsidiary has recorded each such assignment with the relevant Governmental Authority, including the INPI, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(h) Neither this Agreement nor the Transactions will result in (i) the Purchaser, the Company or any Subsidiary thereof granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) the Purchaser, the Company or any Subsidiary thereof being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (iii) the Purchaser, the Company or any Subsidiary thereof being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions.

3.10 Taxes and Social Security.

(a) (i) the Company and its Subsidiaries have properly completed and timely filed all Tax Returns required to be filed by them with the appropriate Tax Authority and any other Governmental Authority; (ii) all such Tax Returns are true and correct and have been completed in accordance with Law, and the Company or its applicable Subsidiary has paid or withheld and paid to the appropriate Tax Authority all Taxes due (whether or not shown to be due on such Tax Returns) (iii) the Company and its Subsidiaries have, at all applicable times, maintained and updated all books and records in relation to Tax as they are required to maintain by applicable Law; and (iv) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all material respects.

(b) The Balance Sheet reflects all unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through the Balance Sheet Date in accordance with Brazilian GAAP. None of the Company or its Subsidiaries has any Liability for unpaid Taxes accruing after the Balance Sheet Date, other than Taxes accruing in the Ordinary Course of Business conducted after the Balance Sheet Date.

(c) The Company and its Subsidiaries have duly and timely paid all Taxes levied in connection with its activities and their business, have fulfilled all its Tax and social security obligations set forth in the Laws, including secondary obligations such as maintenance of proper accounting records and issuance of Tax invoices. The Company and its Subsidiaries have withheld from each payment or deemed payment made to its past or present employees, officers, directors and independent contractors, suppliers, creditors, shareholders or other third parties all Taxes required to be withheld and has, within the time and in the manner required by applicable Law, paid such withheld amounts to the proper Governmental Authorities.

(d) Except as set forth in the Financial Statements, neither the Company nor any Subsidiary thereof is enrolled with any special Brazilian Tax Authority program for Tax payments in installments such as Refis – Programa de Recuperação Fiscal or Paes – Parcelamento Especial.

(e) Except as set forth in Section 3.10(e) of the Disclosure Schedule, there is (i) no claim for Taxes being asserted or that has been previously asserted against the Company or any Subsidiary thereof that has resulted in an Encumbrance against the property of the Company or any of its Subsidiaries, and there is no such Encumbrance for Taxes, other than Encumbrances for Taxes not yet due and payable, (ii) no notice regarding commencement of any investigation or audit of the Company or any Subsidiary thereof in regards to any Tax Return by any Tax Authority or regarding any inconsistency in any Tax Return filed by the Company and its Subsidiaries, and (iii) no waiver or extension of any statute of limitations with respect to the assessment or deficiency of any Taxes granted by the Company or any Subsidiary thereof currently in effect. Neither the Company nor any Subsidiary thereof has been informed by any Tax Authority and any other Governmental Authority that it will open an audit or other review of the Taxes of such entity or that it believes that such entity was required to file any Tax Return that was not filed. Since December 31, 2006, no claim has been made that the Company or any Subsidiary thereof has been Notified of, or, to Knowledge of the Shareholders, threatened, by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company or any Subsidiary thereof is or may be subject to taxation by that jurisdiction.

(f) Except as set forth in Section 3.10(f) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof has entered into any agreement, ruling or arrangement with respect to Taxes with any Governmental Authority.

(g) All transactions occurring between the Company, its Subsidiaries and any of its other Affiliates or between any of its Subsidiaries or other Affiliates were negotiated at arm’s length.

(h) Neither the Company nor any Subsidiary thereof is a party to or bound by any Tax sharing or Tax allocation agreement, nor does the Company nor any Subsidiary thereof have any Liability or potential Liability to another party under any such agreement.

(i) Neither the Company nor any Subsidiary thereof is or has ever been a party to any transaction or agreement that is in conflict with any Tax rules on transfer pricing.

(j) Neither the Company nor any Subsidiary thereof has or had (during any taxable period remaining open for the assessment of Tax by any applicable Tax Authority under its applicable statute of limitations), any place of business in any foreign country outside the country of its organization and the Company or its Subsidiaries is not doing business or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns.

3.11 Employee Benefit Plan.

(a) Save for benefits resulting from the applicable Law and collective bargaining agreements, Section 3.11(a) of the Disclosure Schedule lists all pension, profit-sharing, incentive, deferred compensation, bonus, stock option, stock purchase, restricted stock, share appreciation right, supplemental retirement, employment, termination, severance or other similar contract, arrangement or agreement, including any contract, arrangement or agreement that sets forth a term of employment or guarantees any level of compensation or benefits to any present or former employees, directors, officers, shareholders, service providers, consultants or independent contractors of the Company and its Subsidiaries, any group or individual health, dental, medical, life insurance, retiree insurance, survivor benefit, car allowance, reimbursement account, or similar plan, policy or arrangement, whether formal or informal, which is contributed to, sponsored, or maintained for the benefit of the Company’s or its Subsidiaries’ present or former employees, directors, officers, shareholders, service providers, consultants or independent contractors or for which the Company or any of Subsidiary thereof has any liability contingent or otherwise. Section 3.11(a) of the Disclosure Schedule indicates, with respect to each Employee Benefit Plan, each class of present or former employees, directors, officers, shareholders, service providers, consultants or independent contractors of the Company and its Subsidiaries who are entitled to participate in, or benefit from each such Employee Benefit Plan. Each of the plans and arrangements set forth on Section 3.11(a) of the Disclosure Schedule is referred to herein as an “Employee Benefit Plan”. None of the Employee Benefit Plans provides post-employment health or life insurance benefits following the termination of employment in excess to the requirements of the applicable Law.

(b) All contributions, payments and premiums, including any current employee or former employee contributions, which are required under any Employee Benefit Plan or by any applicable Law have been duly made or accrued in accordance with Brazilian GAAP applied on a consistent basis and in accordance with past practice of the Company, and the Company and its Subsidiaries have fulfilled all of its respective other obligations under each Employee Benefit Plan and each such Employee Benefit Plan has been operated and otherwise conforms, in all material respects with all applicable Laws.

(c) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated thereby, either alone or together with another event, will (i) result in any payment (including severance, unemployment compensation, “golden parachute” or otherwise) becoming due under any Employee Benefit Plan or any other agreement described in Section 3.11(a) of the Disclosure Schedule (ii) increase any benefits otherwise payable under any Employee Benefit Plan or any other agreement described in Section 3.11(a) of the Disclosure Schedule, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits or (iv) affect any Employee Benefit Plan’s current treatment under any Laws, including any Tax Laws.

3.12 Labor Matters.

(a) Section 3.12(a) of the Disclosure Schedule contains a true and complete list setting forth the name, title, current monthly salary and any profit sharing agreement, or any similar plan or arrangement in each of the most recent four quarters, of each employee of the Company and its Subsidiaries. The Company and its Subsidiaries maintain all employment records and files for the present or former employees, directors, officers, shareholders, service providers, consultants or independent contractors of the Company and its Subsidiaries in compliance with applicable Law. Except for the present or former employees, directors, officers, shareholders, service providers, consultants or independent contractors there are no other types of employment or service relationships in the context of employment between the Company or any Subsidiary thereof and any other Person.

(b) The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws with respect to employment and employment practices, terms and conditions of employment, collective bargaining agreements and wages and hours relating to the business of the Company and its Subsidiaries. Except as set forth on Section 3.12(b) of the Disclosure Schedule, there is no labor complaint or any other type of Action pending or, to the Knowledge of the Shareholders, threatened against the Company or any Subsidiary thereof before any Governmental Authority in Brazil or elsewhere. Except as set forth in Section 3.12(b) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof is a party to any adjustment of conduct instruments (Termo de Ajustamento de Conduta – TAC). None of the current employees, directors, officers, shareholders, service providers, consultants or independent contractors of the Company and its Subsidiaries has given notice to the Company or any Subsidiary thereof of such Person’s termination of employment with the Company or such Subsidiary. To the Knowledge of the Shareholders, no such employee intends to terminate his or her employment with the Company or its Subsidiaries.

(c) Except as set forth on Section 3.12(c) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof is a party to any collective bargaining agreement with any labor organization, nor has it agreed in writing to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any of the employees of the Company and its Subsidiaries. Neither the Company nor any Subsidiary thereof has been Notified of any union representation or organizing effort pending by any of the employees of the Company or its Subsidiaries.

(d) There are no material salary differences among the employees of the Company and its Subsidiaries who hold similar positions. Except for those employees who have a legal tenure in accordance with the applicable Laws and collective bargaining agreements, the employment of the Company’s and its Subsidiaries’ employees may be legally terminated by the Company or applicable Subsidiary at any time upon the granting of the prior notice (aviso prévio) required under the applicable Law and payment of all relevant severance fees in accordance with applicable Law. In the case of tenured employees, such termination may only occur for cause (justa causa).

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedule, all present or former employees of the Company and its Subsidiaries have been registered as required under applicable Law, and the Company and its Subsidiaries has complied, in all material respects, with all Laws with respect to present or former employees, directors, officers, shareholders, service providers, consultants or independent contractors, including applicable labor, health and safety rules and regulations.

(f) There is not any violation of the obligations (whether of a contractual, labor, or social security nature) related to the providers of services to the Company or any Subsidiary thereof. The Company and its Subsidiaries out-sources services in strict compliance with applicable Law, including labor and social security Laws, and there are no Actions pending against the Company or any Subsidiary thereof in connection with outsourced third parties.

(g) Neither the Company nor any Subsidiary thereof has accrued unpaid Liabilities relating to its employees, directors or officers other than for (i) salaries and fringe benefits since the last payroll period, (ii) accrued but unused holiday and related payments, and (iii) accrued but unpaid bonuses that are reflected in the Financial Statements and those that will be reflected in the Financial Statements.

(h) No strikes, slow downs, picketing, work stoppages, concerted refusals to work overtime or other similar labor movements with respect to any of employees have occurred or, to the Knowledge of the Shareholders, been threatened against the Company or any Subsidiary thereof.

(i) Neither the Company nor any Subsidiary thereof has been Notified of any grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement and, to the Knowledge of the Shareholders, no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement is threatened against the Company or any Subsidiary thereof.

(j) Section 3.12(j) of the Disclosure Schedule contains a true and complete list of the individuals rendering services to the Company and its Subsidiaries (i) through legal entities and sales agents of the Company and its Subsidiaries or (ii) that are remunerated by the Company or any of its Subsidiaries through the payment of dividends or other distributions from the Company or any of its Subsidiaries.

3.13 Related Party Transactions. Except for the Nagoya Loan Documents, the UAB Services Agreement and pursuant to any Contract set forth in Section 3.13 of the Disclosure Schedule, no director, officer, executive level employee, partner or shareholder of the Company or any Subsidiary thereof, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (a) owes any amount to the Company or any Subsidiary thereof, nor does the Company or any Subsidiary thereof owe any amount to, or has the Company or any Subsidiary thereof committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any business arrangement or other relationship with the Company or any Subsidiary thereof (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by the Company or any Subsidiary thereof, (d) has any claim or cause of action against the Company or its Subsidiaries, or (e) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, contract party, customer, landlord, tenant, creditor or debtor of the Company or its Subsidiaries. All Contracts between the Company or any Subsidiary thereof and any related Person reflect payment and other terms that are on an arm’s length basis and on market terms.

3.14 Insurance. The Company has insurance policies in full force and effect (i) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company or any Subsidiary thereof is a party or by which it is bound, and (ii) which are in such amounts, with such deductibles and against such risks and losses, as set forth in Section 3.14 of the Disclosure Schedule, which contains a list of all insurance policies held by or applicable to the Company and its Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the Transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. The assets of the UAB Group are insured consistently with the best practices applicable to the activities performed and assets owned and operated by the Company and its Subsidiaries. Neither the Company nor any Subsidiary thereof has any indemnity bonds issued at the request or for the benefit of the Company or any Subsidiary thereof. There is no Action pending under any of such policies or indemnity bonds. All premiums payable under such policies have been paid on their respective due dates, the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and indemnity bonds, and such policies of insurance and indemnity bonds are in full force and effect. To the Knowledge of the Shareholders, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds.

3.15 Compliance with Laws; Permits; Certain Business Practices.

(a) Except as set forth in Section 3.15 of the Disclosure Schedule, the Company and each of its Subsidiaries have complied in all material respects with, are not in violation of, and have not received any notice or other communication from any Governmental Authority or any other Person regarding, nor to the Knowledge of the Shareholders is there any basis for, any violation with respect to, any Laws with respect to the conduct, ownership or operation of the Business.

(b) Except as set forth in Section 3.15 of the Disclosure Schedule, the Company and each of its Subsidiaries have and maintain all Permits that are necessary and required to own their properties and to conduct their Business as currently conducted and as presently intended to be conducted in all material respects. All such Permits are currently effective, valid and in good standing, and have been validly issued. Neither the Company nor any Subsidiary thereof has been Notified of any Action pending against the Company or any Subsidiary thereof that would be likely to result in the revocation, cancellation or suspension of any material Permit and, to the Knowledge of the Shareholders, there is no threatened Action against the Company or any Subsidiary thereof that would be likely to result in the revocation, cancellation or suspension of any material Permit. The Company and each of its Subsidiaries have fully complied in all material respects with all conditions of the Permits applicable to them. No default or violation or, to the Knowledge of the Shareholders, event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such material Permit.

(c) None of the Company, any Subsidiary thereof or any representative, employee or agent thereof has corruptly or illegally offered or given, and no Person has otherwise corruptly or illegally offered or given on behalf of the Company, any Subsidiary thereof or any representative, employee or agent thereof or in connection with the operation of the Business, anything of value to: (i) any political party or official thereof, or any candidate for political office; (ii) any employee, member or official of any Governmental Authority; or (iii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office or any other Person for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any Subsidiary thereof in obtaining or retaining business for, or with, any Governmental Authority; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Subsidiary thereof in obtaining or retaining business for, or with, or directing business to, any Person. There have been no false or fictitious entries made in the books or records of the Company or any Subsidiary thereof relating to any illegal payment or secret or unrecorded fund and the Company or any Subsidiary thereof has not established or maintained a secret or unrecorded fund. None of the Company, any Subsidiary thereof or any of their respective representatives, employees or agents have ever been involved in any proceedings relating to white collar crimes and crimes of insider trading, embezzlement, money laundering or theft, among others of similar nature, in Brazil and elsewhere, including the FCPA and AML Laws applicable to the Company and its Subsidiaries. No current or past Affiliate of the Company or its Subsidiaries has been involved in any proceedings relating to the foregoing during the period in which such Person was an Affiliate of the Company or any Subsidiary thereof.

(d) In furtherance of and without limiting Section 3.15, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Shareholders, any Person, Affiliate, or consultant acting on behalf thereof, is an entity or individual that is (i) the subject of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United Nations Security Council (“UNSC”), Her Majesty’s Treasury (“HMT”), the European Union (“EU”); or (ii) located or resident in, or organized under the Laws of, a country subject to OFAC, UNSC or HMT or EU administered or enforced sanctions. None of the Shareholders is a Person that is the subject of OFAC, UNSC or HMT or EU administered sanctions or is located or resident in, or organized under the Laws of, any such country.

3.16 Customers and Manufacturers.

(a) No customer or group of related customers of the UAB Group, as measured by the amount of purchases thereby, during each of the fiscal years ended 2009, 2010 and 2011, accounted for more than one percent (1%) of the total aggregate sales of the UAB Group in any such fiscal year.

(b) No Manufacturer with which the UAB Group conducts business has: (i) notified the Shareholders or any member of the UAB Group of any deficiency in dealership operations (including, but not limited to, brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives), except in the Ordinary Course of Business; (ii) otherwise advised any of the Shareholders or any member of the UAB Group of a present or future need for facility improvements or upgrades in connection with any dealership or any dealership premises of the UAB Group except as set forth in Section 3.16(b) of the Disclosure Schedule; (iii) notified any of the Shareholders or any member of the UAB Group of the awarding or possible awarding of a manufacturer franchise to any Person in the metropolitan areas in which any of the UAB Group’s dealerships operate; or (iv) conducted any audit of the UAB Group’s sales practices and documentation or service practices and warranty claim documentation, except in the Ordinary Course of Business. No member of the UAB Group has been subject to a chargeback, or threatened chargeback, of monies previously paid to the UAB Group with respect to its vehicle sales and warranty claims.

(c) Other than Contracts that have expired pursuant to their express terms, in the three (3) years prior to the date hereof, no Manufacturer has terminated its relationship with the Company or any Subsidiary thereof or materially reduced or changed the pricing or other terms of its business with the Company or any Subsidiary thereof and, to the Knowledge of the Shareholders, no Manufacturer has notified the Company or any Subsidiary thereof that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any Subsidiary thereof. Neither the Company nor any Subsidiary thereof has (i) received any written notice or other communication from any Manufacturer that such Manufacturer will not continue as a supplier of the Company and its Subsidiaries after the Closing or that such Manufacturer intends to terminate or materially modify existing Contracts with the Company or its Subsidiaries or (ii) received any written complaint regarding the products or services of the Company or its Subsidiaries, except in the Ordinary Course of Business.

3.17 Transactions with Governmental Authorities. Neither the Company nor any Subsidiary thereof has entered into any Contract with any Governmental Authority. Neither the Company nor any Subsidiary thereof has applied for or received, is not and will not be entitled to and is not and will not be the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority.

3.18 Accounts Receivable.

(a) Except as disclosed in the Financial Statements, all accounts receivable of the Company and its Subsidiaries (i) have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are not the subject of any Actions brought by or on behalf of the Company or any Subsidiary thereof, and (vi) as of the date hereof, are not more than 90 past due. To the Knowledge of the Shareholders, all accounts receivable of the Company and its Subsidiaries reflected in the Balance Sheet are good and collectible in accordance with the past practice of the Company and its Subsidiaries at the aggregate recorded amounts thereof, net of any applicable reserve for doubtful accounts reflected thereon, which reserves were calculated in accordance with Brazilian GAAP, consistently applied and in a manner consistent with the past practice of the Company. To the Knowledge of the Shareholders, all accounts receivable arising after the Balance Sheet Date are or will be good and collectible in accordance with the past practice of the Company and its Subsidiaries at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves were calculated in a manner consistent with past practice of the Company and its Subsidiaries.

3.19 Material Contracts.

(a) Except for Contracts listed in Section 3.19(a) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof is a party to or bound by any material Contract described below (each, together with each Contract required to be disclosed on the Disclosure Schedule pursuant to any of the representations and warranties in this Article III, a “Material Contract”):

(i) any distributor, sales, reseller, advertising, agency, original equipment manufacturer, concession agreement, sales representative, representação comercial, joint marketing, joint development, strategic alliance, partnerships, floor plan arrangements, licensing arrangements (including any convenção de marcas ) or joint venture Contract;

(ii) each Contract between the Company or any Subsidiary thereof with any customer that involves revenues to or expenditures by the Company or any Subsidiary thereof in excess of R$200,000 over the life of the Contract, other than purchase of New Cars, Used Cars or motorcycles in the Ordinary Course of Business;

(iii) any (A) continuing Contract for the purchase of materials, supplies, equipment or services that involves revenues to or expenditures by the Company or any Subsidiary thereof (excluding utilities and telephone expenses) in excess of R$200,000 over the life of the Contract or (B) any Contract involving management services, consulting services, support services or any other similar services in excess of R$200,000 over the life of the Contract;

(iv) any trust indenture, guarantees, mortgage, promissory note, sale and leaseback agreements, loan or credit agreement, purchase money obligations or other Contract for the borrowing of money or relating to the incurrence, assumption or guarantee of any Indebtedness or imposing an Encumbrance on any of the assets of the Company or any Subsidiary thereof, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with Brazilian GAAP;

(v) any Contract for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation or remuneration (whether through direct payments or dividends) in excess of R$200,000;

(vi) any Contract pursuant to which the Company or any Subsidiary thereof provides most favored nation or other similar terms with respect to pricing;

(vii) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment or Contract with respect to, the Liabilities of any other Person;

(viii) any Contract containing covenants of the Company or any Subsidiary thereof not to compete in any line of business or with any Person in a geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company or any Subsidiary thereof in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(ix) any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any Subsidiary thereof of any operating business or material assets or the capital stock of any other Person;

(x) any Contract imposing confidentiality, non-disclosure or similar obligations on the Company or any Subsidiary thereof;

(xi) any Contract in accordance with which the Company or any Subsidiary thereof is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property and involving in the case of any such Contract revenues to or expenditures by the Company or any Subsidiary thereof in excess of R$500,000 over the life of the Contract;

(xii) any Contract with any Person with whom the Company or any Subsidiary thereof does not deal at arms’ length;

(xiii) any Contract relating to the sale of assets of the Company or any Subsidiary thereof or for the grant of any Person of any preferential rights to purchase any of its assets other than in the Ordinary Course of Business of the Company;

(xiv) any Contract under which the entering into of this Agreement or the consummation of the Transactions would give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any Subsidiary thereof that would come into effect upon the consummation of the Transactions;

(xv) any Contract relating to settlement of any administrative or judicial proceedings involving amounts, individually or in the aggregate, in excess of R$200,000 within the past three (3) years;

(xvi) any Contract which is onerous (i.e., cannot readily be performed by the Company or any Subsidiary thereof on time or without undue or unusual expenditure of money, effort or personnel) or loss making;

(xvii) any Contract which is likely to involve in aggregate sales values which will represent in excess of ten percent (10%) of turnover for the preceding financial year of the Company;

(xviii) any outstanding offer, proposal, estimate or quotation which, if accepted or incorporated into a Contract would result in a Contract which, if now in existence, would fall within any of sub-paragraphs (i) to (xvii) above; or

(xix) any Contract that the Shareholders reasonably believe to be material to the Company and its Subsidiaries.

(b) A true and complete copy of each Material Contract, including all amendments and modifications and side agreements relating thereto, has been delivered to the Purchaser’s legal counsel. All Material Contracts are in executed written form. Each of the Material Contracts is a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Shareholders, the other parties thereto. Except as set forth in Section 3.4 (b) of the Disclosure Schedule, (i) neither the Company nor any Subsidiary thereof has violated or breached, or committed any default under, any Material Contract, which remains uncured, and, to the Knowledge of the Shareholders, no other Person has violated or breached, or committed any default under, any Material Contract which remains uncured; (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or could reasonably be expected to: (A) result in a violation (other than immaterial or nonmonetary violations) or breach of any provision of any Material Contract; (B) give any counterparty to a Material Contract the right to declare a default or exercise any remedy under any Material Contract; (C) give any counterparty to a Material Contract the right to accelerate the maturity or performance of any Material Contract; or (D) give any counterparty to a Material Contract the right to cancel, terminate or modify any Material Contract other than in accordance with its terms; and (iii) neither the Company nor any Subsidiary thereof has waived any of its rights under any Material Contract. Immediately following the Closing Date, the Company or its applicable Subsidiary will maintain its rights under the Material Contracts without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments that the Company or its applicable Subsidiary would otherwise be required to pay in accordance with the terms of such Material Contracts had the Transactions not occurred.

(c) The Company and its Subsidiaries have paid all their creditors within the credit periods normally applied by the Company and its Subsidiaries to such creditors and no debt owing by the Company or any Subsidiary thereof has been due for more than twelve (12) weeks.

3.20 Revenue Contracts and Revenue Recognition.

(a) Neither the Company nor any Subsidiary thereof is a party to any Contract which: (i) prevents the Company, its Subsidiaries or any Affiliates from selling directly to customers or indirectly through any other Person (including exclusive distribution relationship with a distributor in any territory, region or market segment); (ii) promises delivery of products or services that are not available for delivery at the time of execution of an order; (iii) promises products or services to be delivered now or in the future free of charge (except under a paid support engagement providing updates to a previously licensed product); (iv) promises post-contract support provided on a free-of-charge basis (whether for a finite or indefinite period) other than one-year support contracts included with the sale of a license; (v) is a side letter or side agreement which modifies the existing terms or obligations under any other Contract or provides additional terms or obligations not otherwise expressed in such other Contract without a formal authorized execution of an amendment to such other existing Contract; (vi) provides a right of return based on customer favorable subjective criteria; (vii) provides a right of return or refund which extends beyond 30 days; (viii) provides a customer with an effective right of return or refund where the products or services as delivered fail to meet the warranted criteria (excluding customary penalties or liquidated damages); (ix) promises returns or credits on products or services previously delivered; (x) promises cancellation on executed transactions; or (xi) has entered into, or offered in writing to enter into, any material written agreement or other arrangement pursuant to which the Company or any Subsidiary thereof is or will be obliged to make from and after the Closing Date any rebates, discounts, promotional allowances, refunds, reimbursements or similar payments or arrangements to its customers or suppliers.

(b) Since the Balance Sheet Date through and including the Closing Date, neither the Company nor any Subsidiary thereof has received any product return, except in accordance with the Ordinary Course of Business.

3.21 Property.

(a) Neither the Company nor any Subsidiary thereof owns any real property.

(b) Section 3.21(b) of the Disclosure Schedule sets forth a complete list of all leasehold or subleasehold estates and other rights of the Company and its Subsidiaries to possess, use or occupy (or to grant others the right to possess, use or occupy) any land, buildings, structures, improvements, fixtures or other interest in real property (the “Leased Real Property”), and all leases, subleases, licenses or other similar Contracts related thereto. With respect to each Leased Real Property, there are no leases, subleases, licenses, rights of first refusal, options to purchase or other similar Contracts, agreements or rights therein granting to any Person the right of use or occupancy of any material portion of such Leased Real Property, except for certain space used by suppliers, insurance companies, financial institutions and related service providers that are located within the UAB Group’s dealerships in order to sell related products to the UAB Group’s customers in the Ordinary Course of Business. The Company has provided to the Purchaser’s legal counsel a true, correct and complete copy of each of the Company’s and its Subsidiaries’ leases, subleases, licenses and other similar Contracts for Leased Real Property.

(c) Except as set forth in Section 3.21(c) of the Disclosure Schedule, the Company or its applicable Subsidiary has good and marketable title to, or, in the case of leased properties and assets, marketable leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its Business, free and clear of any Encumbrances, and such properties and assets are in satisfactory working order in all material respects are not expected to require any renewal, replacements or additions within six (6) months from Closing and have been maintained in all material respects in accordance with the Ordinary Course of Business save for normal tear and wear, except (i) as reflected in the Balance Sheet, (ii) encumbrances for Taxes not yet due and payable and other Permitted Encumbrances, and (iii) such imperfections of title and Encumbrances that do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby. The assets owned and leased by the Company and its Subsidiaries comprise all assets necessary for the continuation of the Business of the Company and its Subsidiaries in all material respects as carried on at the Closing Date.

(d) The Leased Real Property constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and its Subsidiaries and which are necessary for the continued operation of the Business of the Company and its Subsidiaries in all material respects as currently conducted. All of the Leased Real Property and buildings, fixtures and improvements thereon (i) are, to the Knowledge of the Shareholders, in good operating condition in all material respects without any structural defects, and all mechanical and other systems located thereon are in good operating condition in all material respects, and no condition exists requiring any material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current use. None of the improvements located on the Leased Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.

(e) Except as set forth in Section 3.21(c) of the Disclosure Schedule, the Company and its Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest in each Leased Real Property free and clear of all Encumbrances other than Permitted Encumbrance. Each of the real property leases for the Leased Real Property is in full force and effect. Neither the Company nor any Subsidiary thereof is in default under any Contract for the Leased Real Property, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither the Company nor any Subsidiary thereof has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary thereof under any Contract for the Leased Real Property and, to the Knowledge of the Shareholders, no other party is in default thereof, and no party to any Contract for the Leased Real Property has exercised any termination rights with respect thereto. Except as set forth in Section 3.21(e) of the Disclosure Schedule, each of the Contracts with respect to the Leased Real Property has been registered with the applicable real estate registry office where such Leased Real Property is located.

(f) Except as set forth in Section 3.21(f), neither the Company nor any Subsidiary thereof has been Notified of any actual condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and, to the Knowledge of the Shareholders, there is no threatened or contemplated condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof. None of the Company, its Subsidiaries or any of the Shareholders has been Notified of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(g) None of the Shareholders, the Company or its Subsidiaries has received any notice from any insurance company that has issued a policy with respect to any Leased Real Property requiring performance of any structural or other repairs or alterations to such Leased Real Property.

(h) Neither the Company nor any Subsidiary thereof owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, save for the right of first refusal on the Leased Real Property provided under Brazilian Law.

3.22 Product Warranties and Liability. Each New Car, Used Car and any Parts sold, installed or delivered by any member of the UAB Group has been in conformity with all product specifications, all express and implied warranties and all applicable Laws. Neither the Company nor any other member of the UAB Group has any Liability for replacement, servicing or repair of any New Car, Used Car, motorcycle, Parts or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet. Neither the Company nor any other member of the UAB Group has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any New Car, Used Car, motorcycle or Parts, or any other product repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, any member of the UAB Group. No member of the UAB Group has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of any member of the UAB Group with respect to any New Car, Used Car, motorcycle, Parts, or any other products repaired, maintained, delivered, sold or installed or services rendered by or on behalf of any member of the UAB Group. All repairs to any New Car, Used Car or motorcycle, or any Parts installed or delivered by any member of the UAB Group, have been made in accordance with the applicable manufacturer’s specifications. No member of the UAB Group has, or has agreed to accept for others, any warranty or service obligations to any Person, and no member of the UAB Group has offered its customers any marketing or added-value programs or plans for which any member of the UAB Group is responsible for administration or the liability thereof, including, but not limited to, programs commonly called “tires for life”, “oil changes for life”, “car wash/detailing service plans”, “rewards programs” or any similar offers, except (i) as set forth in Section 3.22 of the Disclosure Schedule or (ii) as may be required by any Manufacturer with respect to programs, warranties and similar products pursuant to the terms of the applicable Franchise Agreement.

3.23 Rights of First Refusal on the Business. Except for this Agreement, no Person other than the Purchaser has any right to acquire all or any portion of the Business, any member of the UAB Group, any assets of the UAB Group or any dealership rights of the Business, any member of the UAB Group or any interest therein, or any of the UAB Group’s manufacturer franchise rights or privileges.

3.24 Environmental Matters.

(a) The operations of the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Company or the Shareholders, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company or the Shareholders, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) Except as set forth in Section 3.24(b) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof, or any of the Leased Real Property, is the subject of any outstanding written Order or Contract with any Governmental Authority or Person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) No claim has been made or is pending, or to the Knowledge of the Company or the Shareholders, threatened against the Company or any Subsidiary thereof alleging either or both that the Company or any Subsidiary thereof may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

(d) To the Knowledge of the Company or the Shareholders, no facts, circumstances or conditions exist with respect to the Company, any Subsidiary thereof or any property currently or formerly owned, operated or leased by the Company or any Subsidiary thereof (while owned, operated or leased by the Company or any Subsidiary thereof) or any property to which the Company or any Subsidiary thereof arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any Subsidiary incurring unbudgeted Environmental Costs and Liabilities;

(e) There are no investigations of the business, operations, or currently or, to the Knowledge of the Company or the Shareholders, previously owned, operated or leased property of the Company or any Subsidiary thereof pending or, to the Knowledge of the Company or the Shareholders, threatened which could lead to the imposition of any Environmental Costs and Liabilities or any Encumbrances under Environmental Law;

(f) The transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any Subsidiary thereof with respect to environmental matters;

(g) Except as set forth in Section 3.24(g) of the Disclosure Schedule, there is not located at any of the properties currently or (while owned, operated or leased by the Company or any Subsidiary thereof) previously owned, operated or leased by the Company or any Subsidiary thereof any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

(h) The Company has provided to Buyers all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

3.25 Bank Accounts. Section 3.25 of the Disclosure Schedule sets forth a complete and updated list of all the bank accounts held by the Company and its Subsidiaries and of the Persons authorized to operate them. Except for the bank accounts listed in Section 3.25 of the Disclosure Schedule, there is no other bank account held by the Company or any Subsidiary thereof.

3.26 Powers of Attorney. Section 3.26 of the Disclosure Schedule sets forth a complete and updated list of all the powers of attorney granted by the Company or any Subsidiary thereof currently in full force and effect, including the names and addresses of the grantees, the powers and the expiration date.

3.27 Minute Books. The minute books of the Company and its Subsidiaries have been duly filed with the Board of Trade of the jurisdiction in which the Company or the applicable Subsidiary was incorporated and with any other applicable Governmental Authority, and contain a complete and accurate summary in all material respects of all meetings of directors and shareholders or actions by written consent thereof since its time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

3.28 Brokers and Finders. Except as set forth in Section 3.28 of the Disclosure Schedule, no Person has acted as a broker, finder or financial advisor for the Company, any of its Subsidiaries, the Shareholders or any of their Affiliates in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from the Company, any of its Subsidiaries, the Purchaser or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Company, any of its Subsidiaries, the Shareholders or any of their Affiliates.

3.29 Bankruptcy. Neither the Company nor any Subsidiary thereof is currently under any bankruptcy, liquidation or similar procedure, including judicial or out-of-court reorganization.

3.30 Loan Agreements. Except as set forth on Section 3.30 of the Disclosure Schedule, there are no current and active loan agreements to which the Company or any of its Subsidiaries is a party and under which borrowings are outstanding or available to the Company or any of its Subsidiaries, and there are no other outstanding borrowings or Indebtedness of the Company or any of its Subsidiaries.

3.31 Shareholders’ Loans, Shareholders’ Current Accounts. All (a) loans granted by the Company or any of its Subsidiaries to any of its shareholders or vice-versa, as well as (b) all the accounts between the Company and its shareholders, have been fully repaid, settled, released and/or cancelled, and on the Closing Date, there is no outstanding amount thereunder remaining.

3.32 Information Technology.

(a) For the purposes of the representations and warranties in this Section 3.32, “Computer Systems” includes all hardware, firmware, peripherals, communication links, storage media, networking equipment and other equipment used in conjunction therewith together with all computer software and all related object and source codes and databases used by or on behalf of the Company and its Subsidiaries.

(b) All the Computer Systems used or required to be used by the Company and its Subsidiaries:

(i) are in full operating order and at the date of Closing fulfill the purposes for which they were acquired or established in all material respects;

(ii) have adequate capacity for the Company’s present needs; and

(iii) have adequate security, back-up systems, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.

(c) In the twelve (12) months immediately preceding the Closing, neither the Company nor any Subsidiary thereof has suffered any major failures or bugs in or breakdowns of any of the Computer Systems (including hardware and software) which it uses in its Business which could reasonably be expected to result in a Material Adverse Effect on the Business.

(d) The Computer Systems are either owned by, or properly licensed or leased to, the Company. To the Knowledge of the Shareholders, the Company is not in default under the licenses or leases and there are no grounds on which they might be terminated.

(e) No other person has rights therein to any software written or commissioned, or otherwise used by the Company and its Subsidiaries, or rights to use or copies of the software or source codes.

(f) To the Knowledge of the Shareholders, neither the Company nor any Subsidiary thereof has breached the terms of any material software license and no notices of breach or termination have been served on or by the Company or any of its Subsidiaries in respect of any such license.

(g) To the Knowledge of the Shareholders, the Computer Systems do not contain any third party software or systems which are not available from third party suppliers on arms-length commercial terms.

(h) The Company and its Subsidiaries have in force software and hardware maintenance and support agreements for the Computer Systems used by the Company and its Subsidiaries adequate to support the Business in all material respects. The Computer Systems have customary virus protection installed on the Computer Systems which is adequate to safeguard the Computer Systems and the software used by the UAB Group in the Business in all material respects.

3.33 Purchaser Knowledge. Except for information disclosed in the Disclosure Schedule (which disclosure, in order to be effective, shall specify the section or subsection to which they apply, unless this Agreement provides otherwise), no information of which the Purchaser may have knowledge (whether actual, constructive or imputed) shall qualify or shall be deemed to qualify any of the representations or warranties set out in this Article III or prejudice any claim by the Purchaser for any breach of such representations and warranties or operate to reduce any amount recoverable by the Purchaser in respect of any breach of any of the representations and warranties set out in this Article III. The rights and remedies of the Purchaser in respect of the representations and warranties set out in this Article III shall not be affected by any investigation made by or on behalf of the Purchaser into the affairs of the Company.

3.34 Full Disclosure. The representations and warranties contained in this Article III, taken as a whole and as qualified by the Disclosure Schedule, do not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein not misleading. There are no facts which the Shareholders have not disclosed to the Purchaser which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder severally represents and warrants on behalf of itself to the Purchaser as follows:

4.1 Power. Each Shareholder has full legal right, capacity and power required to enter into, execute and deliver this Agreement and the other Transaction Documents to which such Shareholder is a party to and to perform fully his/her obligations hereunder and thereunder.

4.2 Authorization; Enforceability. This Agreement and each of the Transaction Documents to which such Shareholder is a party have been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies. No further action on the part of such Shareholder is or will be required in connection with the consummation of the Transactions. It is not necessary that this Agreement or any other documents which are or will be entered into in conjunction with this Agreement, be filed, recorded or enrolled with any Governmental Authority or that any stamp, registration or similar Tax be paid or in relation to this Agreement or any such document.

4.3 Noncontravention; Consents.

(a) Except for the Manufacturer Consents, the execution and delivery of the Transaction Documents by such Shareholder does not, and, the performance by such Shareholder of its obligations hereunder and thereunder and the consummation of the Transactions by such Shareholder will not, (i) (A) conflict with, (B) result in a violation of or default under (with or without notice, lapse of time or both), (C) give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under or (D) require consent, approval or waiver from any Person in accordance with the terms of any Contract to which such Shareholder is a party, or (ii) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, the Shares owned beneficially or of record by such Shareholder or the ability of such Shareholder to consummate the Transactions.

(b) Except for the Manufacturer Consents and as otherwise set forth on Section 3.4(b) of the Disclosure Schedule, no consent, approval, license, Permit, order or authorization of registration or filing with or declaration or notification to, any Person is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the Transactions.

4.4 Ownership of Shares. Such Shareholder is the sole registered legal and beneficial owner of the number of Shares opposite such Shareholder’s name on Exhibit A, and all such Shares are to be sold pursuant to this Agreement. Except pursuant to this Agreement and the Deutsche Bank Pledge, such Shares are not subject to any Encumbrances. There are no outstanding or authorized options, convertible or exchangeable securities or instruments, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any of the Shareholders or is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any of the Shares or any other corporate capital of the Company. Such Shareholder has the sole right to transfer the full legal and beneficial ownership of such Shares free from all Encumbrances to the Purchaser. Such Shares constitute all of the corporate capital of the Company owned, beneficially or of record, by such Shareholder, and such Shareholder has no other rights to acquire any shares in the corporate capital of the Company. Upon the Closing, the Purchaser will own all such Shares free and clear of all Encumbrances.

4.5 Tax and Legal Matters. Such Shareholder acknowledges and agrees that such Shareholder had the opportunity to seek and was not prevented by the Purchaser, the Shareholders Representative or any other Shareholder from seeking independent legal and Tax advice before such Shareholder’s execution and delivery of this Agreement and the Transaction Documents and, if such Shareholder did not avail itself of that opportunity before signing this Agreement any of the Transaction Documents to which such Shareholder is a party, that such Shareholder did so voluntarily without any undue pressure and agrees that such failure to obtain independent legal or Tax advice will not be used by such Shareholder as a defense to the enforcement of such Shareholder’s obligations under this Agreement or any of the Transaction Documents. Such Shareholder understands that it must rely solely on its own advisors and not on any statements or representations by other Shareholder, the Shareholders Representative, the Company, the Purchaser or any of their respective representatives or agents, except for the representations and warranties of the Purchaser in Article V. Such Shareholder (other than the Shareholders Representative) understands that it (and not the Purchaser, the Shareholders Representative or the Company) will be responsible for its own legal or Tax Liabilities that may arise as a result of the Transactions.

4.6 Absence of Actions. Such Shareholder does not have any present Action against the Company and does not have knowledge of any basis for any Action in the future by such Shareholder against the Company or any of its Subsidiaries, whether contingent or unconditional, fixed or variable, under any Contract or on any other legal basis whatsoever other than (a) accrued and unpaid salary or compensation if such Shareholder is an employee of the Company or any of its Subsidiaries and (b) claims for any losses or Liabilities that he or she may sustain or incur in the execution of his or her duties, if any, as a director or officer of the Company or any of its Subsidiaries or otherwise in relation thereto that would be covered by any indemnification provisions of the Company’s articles of association.

4.7 Absence of Litigation. Such Shareholder is not subject to any pending Action or, to the Knowledge of such Shareholder, threatened against or affecting such Shareholder that would prevent such Shareholder from (i) executing and delivering this Agreement or the Transaction Documents, or (ii) performing such Shareholder’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Transaction Documents to which such Shareholder is a party.

4.8 Brokers and Finders. Except as set forth in Section 3.28 of the Disclosure Schedule, no Person has acted as a broker, finder or financial advisor for the Company, any of its Subsidiaries, any Shareholder or any of their Affiliates in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from the Company, any of its Subsidiaries, the Purchaser or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Company, any of its Subsidiaries, the Shareholders or any of their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Shareholders as follows:

5.1 Organization and Power. The Purchaser (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on the Purchaser, and (d) has the power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents.

5.2 Authorization; Enforceability. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents have been duly authorized by all requisite corporate or comparable organizational action on the part of the Purchaser, and no other proceedings or actions on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents and the consummation of the Transactions. This Agreement and each of the Transaction Documents have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of the Purchaser, enforceable against such Purchaser in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

5.3 Noncontravention. Neither the execution and delivery of this Agreement or the Transaction Documents nor the performance by the Purchaser of its obligations hereunder or thereunder will (a) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), the memorandum or articles of association or incorporation, bylaws or equivalent organizational or governing documents of the Purchaser or any Law or Order applicable to it, (b) (i) conflict with, (ii) result in a violation of or default under (with or without notice, lapse of time, or both), (iii) give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under or (iv) require consent, approval or waiver from any Person in accordance with the terms of any Contract to which Purchaser is a party, or (c) otherwise have an Material Adverse Effect upon the ability of the Purchaser to consummate the Transactions.

5.4 Consents. No consent, approval, license, Permit, Order or authorization of, or registration or filing with or declaration or notification to, any Person is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the Transactions.

5.5 Absence of Litigation. The Purchaser is not subject to any Actions outstanding nor has been informed of Actions pending that would prevent the Purchaser from (a) executing and delivering this Agreement or the Transactions Documents, or (b) performing its obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Transaction Documents to which it is a party.

5.6 Capitalization. The authorized capital of Group 1 Automotive consists of 50,000,000 shares of Group 1 Common Stock and 1,000,000 shares of preferred stock. As of the close of business in New York on December 31, 2012, there were (i) 25,835,878 shares of Group 1 Common Stock issued, 22,725,697 shares of Group 1 Common Stock outstanding and no shares of preferred stock issued and outstanding, and (ii) 3,110,181 shares of Group 1 Common Stock held by Group 1 Automotive as treasury stock and no shares of preferred stock held by Group 1 Automotive as treasury stock. All of the issued and outstanding shares of Group 1 Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. The outstanding shares of Group 1 Common Stock are issued in accordance with the registration provisions of the Securities Act and any relevant state securities laws, or pursuant to a valid exemption therefrom. The offer, issuance and exchange of Group 1 Common Stock as contemplated herein are made pursuant to a valid exemption from the registration requirements of the Securities Act.

5.7 SEC Reports; Financial Statements. Group 1 Automotive has filed all required forms, reports and documents with the SEC since January 1, 2009 (the “Group 1 Automotive SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, each as in effect on the dates such forms, reports and documents were filed. None of the Group 1 Automotive SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statements of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Group 1 Automotive included in the Group 1 Automotive SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the dates such Group 1 Automotive SEC Reports were filed, and fairly present, in all material respect and in conformity with US GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Group 1 Automotive and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

5.8 Funds. Purchaser has, and at the Closing will have, sufficient funds available to enable Purchaser to consummate the Transactions and to pay the Purchase Price as it becomes due as provided under the terms and conditions of this Agreement.

5.9 Inspection. The Purchaser has had the opportunity to conduct a due diligence investigation of the Company and its Subsidiaries and of the Business as the Purchaser has deemed necessary or appropriate in the context of the Transactions contemplated in this Agreement and the documents related thereto. The Purchaser further acknowledges that the Shareholders have provided the Purchaser or its legal counsel with written copies of each of the Franchise Agreements and that it is fully aware of the terms and conditions of such Franchise Agreements (to the extent disclosed to Purchaser or its legal counsel) and the Ferrari Law. In entering into this Agreement, the Purchaser is not relying on any opinion, promises, evaluations or other information, made by the Company, the Shareholders or any of their Affiliates or representatives, except for the covenants, agreements, representations or warranties set forth or contained in this Agreement, including the Disclosure Schedule, Annexes, Exhibits, certificates or other documents delivered in connection with the consummation of the Transactions contemplated hereby.

5.10 No Manufacturer Objections. As of the date hereof, the Purchaser has not received written or oral notice from any Manufacturer who supplies vehicles to the UAB Group indicating that any such Manufacturer opposes or will not grant to the UAB Group the required Manufacturer Consent to the Transactions (including the Restructuring Transactions) contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Access to Information. The Company shall afford to the Purchaser and its accountants, counsel, financial advisors and other representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s respective properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s or their independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts and records of the Company and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as the Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Prior to the Closing, the Company shall generally keep the Purchaser informed as to all material matters involving the operations and businesses of the Company. The Company shall authorize and direct the appropriate directors, managers and employees to discuss material matters involving the operations and Business of the Company, as the case may be, with representatives of the Purchaser. No information provided to or obtained by the Purchaser pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to the Purchaser (including the Purchaser’s right to seek indemnification pursuant to Article IX), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

6.2 Confidentiality.

(a) From and after the Closing Date, the Shareholders shall not and shall cause their respective Affiliates not to, directly or indirectly, disclose or use for their own benefit or for the benefit of any Person (other than the Company or any Affiliate of the Company), any Confidential Information. Following the Closing Date, at the request of the Purchaser or the Company, each Shareholder shall promptly return to the Company all papers, books or documents containing Confidential Information of the Company. For purposes hereof, “Confidential Information” shall mean any and all non-public technical and non-technical confidential or proprietary information of a Party or the Company, as the case may be, including trade secrets, techniques, know-how, processes, equipment, algorithms, software, design details and specifications, financial information, customer lists, business forecasts, sales and marketing plans as well as all notes, analysis, reports, compilations, studies, interpretations, summaries or other documents.

(b) In the event the Acquisition is not consummated and this Agreement is terminated, the Purchaser shall, and shall cause its respective Affiliates not to, directly or indirectly, disclose or use for their own benefit or for the benefit of any Person any Confidential Information of the Company or the Shareholders. At the request of the Shareholders Representative or the Company, the Purchaser shall promptly return to the Company all papers, books, projections, research materials, studies, reports or documents containing Confidential Information.

(c) Each Party may disclose the other Party’s Confidential Information (including the Confidential Information of the Company) to the extent compelled to disclose such information pursuant to any applicable Law (including, without limitation, the Ferrari Law), regulation, Governmental Authority Order or Action, including as required in making any filings with Governmental Authorities with respect to the Transactions contemplated hereby or as otherwise required by Law or pursuant to the Franchise Agreements. If any Party or any of their respective controlled Affiliates or their respective officers, directors, employees and agents are required to disclose any Confidential Information of the other Party (including the Confidential Information of the Company) pursuant to the foregoing, they shall provide the Party that is the owner of such Confidential Information with prompt notice of such request or required disclosure in order to enable such Party to seek an appropriate protective remedy, including intervention in any proceeding and the seeking of an injunction to prevent such disclosure.

6.3 Public Announcements. The Purchaser and the Shareholders and each of their respective Affiliates shall not issue or cause the publication of any press release or disclosure with respect to the Transaction Documents or the Transactions contemplated thereby without the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or its Affiliates lists securities, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to (i) consult with the other Party with respect to the text thereof and to (ii) promptly notify the other Party of such disclosure. Each of the Purchaser, Shareholders and the Company agrees that the terms of the Transaction Documents shall not be disclosed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law (including, without limitation, the Ferrari Law) and only to the extent required by such Law or pursuant to the Franchise Agreements. In the event that such disclosure, availability or filing is required by applicable Law, each of the Purchaser, the Company and Shareholders, as applicable, agrees to use commercially reasonable efforts to seek confidential treatment of any portion of this Agreement or any of the Transaction Documents as may be reasonably considered to contain sensitive business or personal information; provided that the foregoing will not preclude communications or disclosures necessary to comply with accounting, stock exchange, company registry or securities Law disclosure obligations.

6.4 Expenses. Except as otherwise expressly provided in this Agreement, each Party hereto shall be responsible for its own expenses in connection with the negotiation, documentation and consummation of the Transactions, including fees and expenses of legal counsel, financial advisors, consultants and accountants. Any Company Transaction Expenses incurred by or charged to the Company shall result in a reduction of the Purchase Price subject to the provisions set forth in Section 2.2(a).

6.5 Shareholder Release. Effective as of the Closing, each Shareholder does, for itself and its heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge the Company, its Subsidiaries and their respective officers, directors, employees, representatives and agents from and against all Released Matters. It is the intention of each Shareholder with respect to the release contained in this Section 6.5 and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Each Shareholder shall not, and shall cause its controlled Affiliates not to, directly or indirectly commence, maintain, initiate, prosecute, join in, or in any manner seek relief through, or cause, encourage, assist, volunteer, advise or cooperate with any other Person to commence, maintain, initiate, prosecute, join in, or in any manner seek relief through, any Action with respect to the Released Matters. For purposes hereof, “Released Matters” means any and all claims, demands, damages, debts, Liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that a Shareholder or any of such Shareholder’s Affiliates (other than the Company) now has, or at any time previously had, or shall or may have until the Closing Date, as a result of such Shareholder’s capacity as a holder of the corporate capital or other securities of the Company or any of its Subsidiaries and arising by virtue of, or in any manner related to any actions or inactions with respect to, the Company or any of its Subsidiaries or the business or affairs thereof on or before the Closing Date, including in connection with any sale or issuance of corporate capital of the Company or any Subsidiary thereof or any promissory note or other security of the Company or any Subsidiary thereof to any Shareholder or such Shareholder’s Affiliate, the conversion of any such promissory note, the granting or exercise of any option to purchase any shares of corporate capital of the Company or any Subsidiary thereof and any shareholders agreement to which any of the Shareholder and the Company or any Subsidiary thereof are parties; provided, however, that Released Matters shall not include any such claims (i) arising under any Transaction Documents or with respect to the Transactions, (ii) for accrued but unpaid compensation, employee benefits or similar payments or for expense reimbursement.

6.6 Non-Competition; Non-Solicitation.

(a) From the date hereof until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), each of the Shareholders shall not, and shall cause each of such Shareholder’s Affiliates not to, directly or indirectly, (i) own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business in Brazil or that otherwise competes with the Business in Brazil, except for (A) any engagement with the Company and (B) the ownership of Nagoya and the operation of Nagoya’s business as conducted on the date hereof, (ii) cause, solicit, induce or encourage any employee, sales representative, agent or consultant of the Company or any of its Subsidiaries (other than Nagoya) to leave such employment or engagement or hire, employ or otherwise engage any such individual, or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business in Brazil (including any existing or former customer of the Company or any Subsidiary thereof and any Person that becomes a client or customer of the Company or any Subsidiary thereof after the Closing) or any other Person who has a material business relationship with the Business in Brazil, to terminate or modify any such actual or prospective relationship.

(b) The Parties hereby acknowledge and agree that the consideration for the non-competition covenant and the employment solicitation restrictions set forth herein was included as part of the Purchase Price, and, therefore, no further compensation shall be requested from the Purchaser with respect to any such restrictions.

(c) Each of the Shareholders acknowledges and agrees that the remedy at Law available to the Purchaser for breach of any such Person’s obligation under this Section 6.6 would be inadequate; therefore, in addition to any other rights or remedies that the Purchaser may have at Law, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 6.6, without the necessity of proof of actual damage. If it shall be judicially determined that any of the Shareholders has violated this Section 6.6, then the period applicable to each obligation that such Person has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

6.7 No-Shop. During the Restricted Period or until the termination of this Agreement pursuant to Article IX, none of the Shareholders, the Company, nor any of their respective Affiliates, officers, directors, shareholders or employees, agents, representatives, investment bankers, attorneys or accountants shall, directly or indirectly (i) contact, solicit, encourage or initiate any inquiry or proposal or offer from any Person relating to any purchase or disposition of any material amount of the assets of the Company and its Subsidiaries or any corporate capital or other ownership interests of the Company and its Subsidiaries, or any dealership rights of the UAB Group, whether structured as a merger, stock sale, asset sale or otherwise (an “Acquisition Proposal”) or (ii) participate in any negotiations regarding, furnish any information concerning the Company, its Subsidiaries or assets of the Company and its Subsidiaries, with respect to, assist or participate in, afford access to its properties, books and records in connection with, or facilitate in any other manner any effort or attempt by any Person to make or seek any Acquisition Proposal.

6.8 Non-Disparagement. Each of the Parties hereto agrees that it will not make any disparaging or defamatory public comments about the Purchaser, the Shareholders, the Company and its Subsidiaries, or their respective directors and officers, or to encourage or participate with anyone to make such statements or any such comments with respect to the Business. Each of the Parties hereto agrees and acknowledges that the terms of this Section 6.8 do not prohibit the Company, the Purchaser or the Shareholders, or any of their respective directors and officers, from making truthful statements, if required to do so by Law, Order or Action (including in connection with any Order or Action relating to this Agreement and the Transactions); provided, however, that if any such Person is requested by Order to provide testimony which would otherwise violate the provisions of this Section 6.8, such Person shall promptly notify the other Parties hereto of such request.

6.9 Notification. Between the date of this Agreement and the Closing Date, each of the Shareholders, the Company and the Purchaser shall:

(a) promptly inform each other upon obtaining knowledge of any pending or threatened Action which reasonably could be anticipated to (i) render inaccurate in any material respect any representation or warranty herein made by the Shareholder or the Purchaser (as the case may be) or (ii) prohibit or restrain or materially and adversely affect the ability of such Party to consummate the Transactions contemplated hereby or the performance by such Party of its obligations hereunder;

(b) promptly notify the other in writing if it becomes aware of any material fact or condition that causes or constitutes a breach of the representations and warranties made by such Party herein as of the date of this Agreement, or if such Party becomes aware of any occurrence after the date of this Agreement of any material fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of the occurrence or discovery of such fact or condition;

(c) promptly notify the other of the occurrence of any breach of any covenant of such party or of the occurrence of any event that such party, in its reasonable judgment, believes may make the satisfaction of the conditions of the other Party to close pursuant to Article VI impossible or unlikely; and

(d) promptly notify the other of any material written notice or other material written communication to or from any Governmental Authority (it being understood and agreed that any notice or written communication to or from any Governmental Authority in connection with the Transactions shall be deemed material).

6.10 Conduct of the Business of the Company Pending the Closing

(a) Except as otherwise expressly provided in this Agreement or with the prior written consent of the Purchaser, between the date hereof and the Closing, the Shareholders and the Company shall:

(i) conduct the business of the Company and its Subsidiaries only in the Ordinary Course of Business;

(ii) use their commercially reasonable efforts to (A) preserve the present Business operations, organization (including officers and employees) and goodwill of the Company and its Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and its Subsidiaries (including customers and suppliers);

(iii) maintain (A) all of the assets and properties of, or used by, the Company and its Subsidiaries in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Company and its Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company and its Subsidiaries; and

(v) comply in all material respects with all applicable Laws and the Franchise Agreements.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of the Purchaser, the Company (including any of its Subsidiaries) shall not, and the Shareholders shall not permit the Company (including any of its Subsidiaries) to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of its Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than with respect to Nagoya to implement the Restructuring Transactions);

(ii) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than with respect to Nagoya to implement the Restructuring Transactions);

(iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of its Subsidiaries, or amend the terms of any outstanding securities of the Company or any of its Subsidiaries (other than with respect to Nagoya to implement the Restructuring Transactions);

(iv) amend the articles of incorporation or by-laws or equivalent organizational or governing documents of the Company or any of its Subsidiaries (other than with respect to Nagoya to implement the Restructuring Transactions);

(v) other than as a result of collective bargaining agreements (A) increase the salary or other compensation of any director, officer or employee of the Company or any of its Subsidiaries, except for normal yearly increases in the Ordinary Course of Business and/or resulting from collective bargaining (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement, (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any of its Subsidiaries (or amend any such agreement to which the Company or any of its Subsidiaries is a party) or (E) change the remuneration or any of the benefits offered to or provided to the Persons listed on Exhibit H (the “Key Employees”);

(vi) (A) except in the Ordinary Course of Business, issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company or any of its Subsidiaries; (C) modify the terms of any Indebtedness or other Liability in any material aspect; or (D) default under any Indebtedness of the Company or any of its Subsidiaries;

(vii) subject to any Encumbrance or otherwise encumber or, except for Permitted Encumbrances, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company or any of its Subsidiaries;

(viii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or alter the corporate structure of the Company or any of its Subsidiaries (including any modifications, renewals or extensions relating to the Real Property Guarantees);

(ix) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company or any of its Subsidiaries, other than in the Ordinary Course of Business;

(x) enter into or agree to enter into any merger or consolidation with any Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person, except as set forth in Section 6.10(b)(x) of the Disclosure Schedule;

(xi) cancel or compromise any debt or claim or waive or release any material right of the Company or any of its Subsidiaries except in the Ordinary Course of Business;

(xii) enter into any commitment for capital expenditures of the Company or any of its Subsidiaries in excess of R$500,000 for any individual commitment and R$2,000,000 for all commitments in the aggregate;

(xiii) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

(xiv) introduce any material change with respect to the operation of the Company or any of its Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(xv) enter into any transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(xvi) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

(xvii) make a change in its accounting or Tax reporting principles, methods or policies;

(xviii) (i) make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company shall have provided the Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for the Purchaser to review and approve (such approval not to be unreasonably withheld or delayed);

(xix) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xx) reduce the amount of insurance coverage of the Company or any of its Subsidiaries in effect as of the date hereof;

(xxi) enter into any new lines or classes of business;

(xxii) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, real property lease, or intellectual property license, other than in the Ordinary Course of Business or (B) Permit;

(xxiii) settle or compromise any pending or threatened Action or any claim or claims for, or that would result in a loss of revenue of, an amount that could reasonably be expected to be greater than R$200,000 individually or R$500,000 in the aggregate;

(xxiv) enter in any Contract or submit any bids or proposals in response to any requests for proposals or quotations in excess of R$200,000 individually or R$500,000 in the aggregate;

(xxv) change or modify its credit, collection or payment policies, procedures or practices, including receivables factoring (with or without recourse) or acceleration of collections of receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xxvi) take any action which would adversely affect the ability of the Parties to consummate the Transactions contemplated by any of the Transaction Documents;

(xxvii) agree to do anything (A) prohibited by this Section 6.10, (B) which would make any of the representations and warranties of the Shareholders in any of the Transaction Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect; and

(xxviii) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property.

6.11 Fees and Expenses. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser (i) pay-off letters or final invoices in respect of the Company Transaction Expenses from third-party service providers to whom payments are required to be made by the Company, and (ii) a certificate of the Company setting forth an estimate of the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing. Prior to the Closing, the Company shall deliver to the Purchaser a certificate of the Company setting forth the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing. All pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the Transactions contemplated by this Agreement.

6.12 Debt. No later than the third Business Day prior to the Closing Date, the Company shall provide the Purchaser with (i) a certificate of the Company setting forth an estimate of the balance of all Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date, (ii) a certificate of the Company setting forth the balance of all Indebtedness between Nagoya and the Company or any of its Subsidiaries as of the close of business on the day immediately preceding the Closing Date, and (iii) letters sent to each of the holders of the Indebtedness set forth in Section 6.12 of the Disclosure Schedules, (A) informing such holders of the Transaction; (B) notifying such holders of the Company’s intention to prepay in full such Indebtedness on the Closing Date and (C) requesting customary pay-off letters with respect to such Indebtedness and confirming the total outstanding amount of such Indebtedness as of the Closing Date.

6.13 Third Party Consents and Approvals. To the extent requested by the Purchaser, each of the Purchaser, the Company and the Shareholders shall use its commercially reasonable efforts to obtain at the earliest practical date prior to the Closing all Manufacturer Consents and other third-party consents, waivers and approvals which are required to consummate, or in connection with, the Transactions (including, without limitation, the Restructuring Transactions) contemplated by any of the Transaction Documents, including as set forth in Section 3.4(b) of the Disclosure Schedule. The Shareholders shall provide all necessary information to the Manufacturers, such that the Manufacturer Consents are given on a fully informed basis, and shall cooperate with the Manufacturers to provide any information as may be reasonably requested by the Manufacturers in connection with such Manufacturer Consents. The Shareholders shall keep the Purchaser fully informed concerning any discussions with the Manufacturers and, to the extent requested by the Purchaser, include representatives of the Purchaser in any discussions with the Manufacturers relating the Acquisition and the Transactions contemplated herein.

6.14 Powers of Attorney; Bank Accounts.

(a) The Shareholders shall cause to be prepared and provided to the Purchaser at the Closing a schedule setting forth a list, as of the Closing, of the names and addresses of all persons holding a power-of-attorney on behalf of the Company or any of its Subsidiaries and all deposits and accounts, including impound accounts and principal and interest accounts, lockboxes and safe-deposit boxes maintained by the Company or any of its Subsidiaries (the “Accounts”), the account or box numbers thereof, the names and addresses of all banks or other financial institutions in which the Company or any of its Subsidiaries has any such Accounts, with the names of all persons authorized to draw on Accounts or to have access to such Accounts.

(b) The Shareholders shall, on the Closing Date, take all steps necessary to remove all persons who are signatories or holders of powers-of-attorney in respect of any Accounts who are not the employees of the Company or any of its Subsidiaries from the list of such authorized signatories and holders and otherwise extinguish their signing authority with respect to such Accounts. On the Closing Date, the Shareholders shall direct all banks maintaining Accounts to terminate any and all arrangements pursuant to which any funds or receipts therein are swept into or otherwise transferred into any bank or other deposit account maintained by or under the control of the Shareholders or any of their Affiliates (other than the Company or any of its Subsidiaries).

6.15 Replacement of Certain Guarantees.

(a) The Purchaser shall use its commercially reasonable efforts to obtain the full and unconditional release of the Shareholders and their Affiliates (other than the Company and its Subsidiaries) from the Encumbrances relating to real property listed in Section 6.15(a) of Disclosure Schedule (the “Real Property Guarantees”), within one hundred eighty (180) days after the Closing Date (“Release Date”). In the event that the Real Property Guarantees are not fully and unconditionally released on or prior to the Release Date, the Purchaser shall be subject to a compensatory penalty of one percent (1%) per month of the amount subject to such outstanding Real Property Guarantee, calculated on a pro rate temporis basis as of the applicable renewal date until the effective discharge of such Real Property Guarantee. Notwithstanding anything to the contrary set forth herein, and without prejudice to the Purchaser’s obligation to pay the compensatory penalty referenced above for so long as the Real Property Guarantees are not effectively discharged, in the event that the Real Property Guarantees are not fully and unconditionally released by the Release Date, the Shareholders shall be entitled, at any time following the Release Date so long as the Real Property Guarantees remain outstanding and are not fully and unconditionally released, to take all necessary measures to obtain such release and the Purchaser shall reimburse the Shareholders for all reasonably and necessary costs, expenses, fees or other disbursements incurred by the Shareholders to obtain such release.

(b) The Purchaser agrees to fully indemnify and hold harmless the Shareholders and their Affiliates (other than the Company and its Subsidiaries) from and against, and pay any and all Liabilities incurred by such Shareholder or Affiliate thereof arising out of, based upon, related to or otherwise by virtue of, any (i) Real Property Guarantees and (ii) any other real property guarantee, performance bond, surety bond, letter of credit, mortgage or personal guarantee (fiança or aval) of the Shareholders or any of their Affiliates (other than the Company and its Subsidiaries) and any other similar forms of credit support benefitting the Company or any of its Subsidiaries, existing on the date hereof or that may be entered into after the date hereof with the prior written consent of the Purchaser (the “Shareholder Guarantees), including without limitation, for any amount payable or paid by such Shareholder or Affiliate thereof to the beneficiary of such Shareholder Guarantee in accordance with the terms and conditions of such Shareholder Guarantee. Any such indemnification shall be paid by the Purchaser or the Company within five (5) Business Days of the date that the Purchaser is notified in writing by the Shareholders Representatives that the related Liability is actually incurred. The non-payment of Losses within the period above mentioned shall subject the Purchaser to a compensatory penalty of ten percent (10%) over such unpaid amount, plus monetary adjustment based on the IGP-M/FGV, and a penalty interest of one percent (1%) per month, calculated on a pro rate temporis basis as of the maturity date until the effective full payment of the amount due. Notwithstanding anything to the contrary set forth in this Section 6.15(b), the Purchaser shall have no indemnification obligation hereunder with respect to any Shareholder Guarantee relating to Nagoya to the extent any Shareholder breaches, causes Nagoya to breach, takes any action or fails to take any action with respect to Nagoya that results in any such Shareholder Guarantee being drawn upon by any lender to Nagoya.

6.16 Contingent Recoveries. The Purchaser agrees that the Shareholders shall be entitled to receive from the Purchaser the amount (less Taxes and other costs directly related to the respective Action borne by the Company or any of its Subsidiaries) of any and all recoveries actually received by the Company after the Closing Date due to (i) favorable final awards actually collected regarding any of the pending Actions listed in Section 6.16 of the Disclosure Schedule where the Company and/or any Subsidiary thereof is plaintiff, including any Action where the Company or its Subsidiaries are represented by trade groups or similar organizations; (ii) any recovery of Non-Recoverable Taxes accounted for up to the date immediately prior to the Closing Date that are subject to favorable final awards actually collected by the Company or any Subsidiary thereof, and (iii) any final non-appealable recovery that the Company or its any of its Subsidiaries actually collects in connection with the assignment and transfer of the lease rights over a real property located at the Av. Giovanni Gronchi, 2060 – Paraisópolis, São Paulo — SP (the “Contingent Recoveries”). Any payments due to the Shareholders under this Section 6.16 shall be paid within five (5) Business Days of the actual receipt of the respective amount by the Company or its Subsidiary, as applicable; provided, that in the event that such right or claim is actually received by the Company or any Subsidiary thereof in the form of a credit, the Purchaser shall only pay the Shareholders within five (5) Business Days after the actual offset of such credit by the Company or Subsidiary thereof. The non-payment of any amount due and payable hereunder within the period above mentioned shall subject the Purchaser to a compensatory penalty of ten percent (10%) over such unpaid amount, plus monetary adjustment based on the IGP-M/FGV, and a penalty interest of one percent (1%) per month, calculated on a pro rate temporis basis as of the maturity date until the effective full payment of the amount due.

6.17 Further Assurances. Each Party shall and shall cause its Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions and to carry out the intent and purposes of the Transactions.

6.18 Restructuring Transactions.

(a) Notwithstanding anything to the contrary set forth herein, as soon as practicable, but in no event more than twenty (20) days after the date hereof, the Company and the Shareholders shall take or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate the Restructuring Transactions as set forth in Annex I attached hereto. The Restructuring Transactions shall be completed on terms and conditions acceptable to the Purchaser in all respects, and all documents, agreements, or instruments shall be subject to the prior approval of the Purchaser. The Company shall, and each of the Shareholders shall cause the Company and Nagoya to, provide the Purchaser and its representatives with a reasonable opportunity to review and comment on any documents, agreements or instruments prior to such documents, agreements and instruments being executed and/or delivered in connection with the Restructuring Transactions.

(b) Each of the Shareholders hereby acknowledges and agrees that (i) any corporate actions, transfers or other actions taken in connection with the Restructuring Transactions shall be made on an “AS-IS”, “WHERE-IS” basis, without representation or warranty of any kind, and without recourse to the Company or Nagoya with respect to any such corporate actions, transfers or other actions, and without recourse to the recipient thereof; (ii) the Shareholders shall, jointly and severally, assume, satisfy, discharge, perform, pay and remain responsible for any and all Liabilities or Losses based upon, related or pertaining to, arising from or with respect to any of the Restructuring Transactions, including any Taxes associated with or arising from the Restructuring Transactions, in each case irrespective of whether they exist or arise prior to or after the Closing; and (iii) the Shareholders shall, jointly and severally, indemnify, defend and hold harmless each Purchaser Indemnified Person for any and all Liabilities or Losses related to the Restructuring Transactions, regardless of whether arising prior to or after the Closing Date.

(c) Notwithstanding the foregoing, in no event shall this Section 6.18 limit or otherwise restrict the representations and warranties of the Shareholders, including any representations and warranties as to the Company or its Subsidiaries, set forth herein and the indemnification obligations of the Shareholders hereunder.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of the Parties. Unless waived in writing by the Party entitled to satisfaction of the condition (to the extent permitted by applicable Law), the respective obligations of each Party to consummate the Transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions:

(a) no Action shall have been instituted or threatened against the Purchaser, any of the Shareholders or the Company seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the Transactions contemplated hereby; and

(b) on the Closing Date, there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions contemplated hereby.

7.2 Conditions Precedent to Obligations of the Purchaser. Unless waived in writing by the Purchaser (to the extent permitted by applicable Law), the obligation of the Purchaser to consummate the Transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions:

(a) the representations and warranties of the Shareholders contained in Articles III and IV qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date (except for those representations and warranties that address matters only as of a particular date, in which case if they are qualified by materiality, shall be true and accurate in all respects as of such particular date and if they are not so qualified shall be true and accurate in all material respects as of such particular date); provided, however, that the Fundamental Representations shall be true and correct in all respects;

(b) the Shareholders and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) there shall not have been or occurred any event, change, occurrence, state of facts, circumstance or effect that either alone or taken together with any other event, change, occurrence, state of facts, circumstance or effect, has had or could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d) no Significant Reputational Matter shall have occurred or been discovered;

(e) the Officer Agreements shall have been executed and be in full force and effect;

(f) the Key Employees shall not have been terminated and shall still be employed by the Company;

(g) the Purchaser shall have received the closing deliveries set forth in Section 2.6;

(h) the Purchaser shall have received a certificate signed by each Shareholder, substantially in the form attached as Exhibits I and J hereto, dated the Closing Date, to the effect that each of the conditions specified above in Section 7.2(a)-(g) have been satisfied in all respects;

(i) the Purchaser shall have (A) completed the formation, organization and necessary amendments to the organizational documents of Group 1 Automotive do Brasil and appointed such officers and directors thereof, such that Group 1 Automotive indirectly owns 100% of the share capital of Group 1 Automotive do Brasil and Controls all actions thereof and (B) assigned to Group 1 Automotive do Brasil its rights and obligations under this Agreement as permitted pursuant to the terms and subject to the conditions set forth in this Agreement;

(j) any and all Nominal Interests (other than the Retained Nominal Interests, whose holders shall have executed Option Agreements with the Company) shall be owned by the Company or a Subsidiary thereof and shall be free and clear of any and all Encumbrances;

(k) the Shareholders or the Company shall have obtained the Manufacturer Consents and the other consents, waivers and approvals referred to in (A) Sections 3.4 and 4.3 hereof and (B) Annex I hereof with respect to Nagoya, on terms reasonably satisfactory to the Purchaser;

(l) the Restructuring Transactions as set forth in Annex I shall have been completed in all respects in a form satisfactory to the Purchaser;

(m) the UAB Services Agreement shall be in a form satisfactory to the Purchaser; and

(n) the Nagoya Loan Documents shall be in a form satisfactory to the Purchaser.

7.3 Conditions to the Obligations of the Shareholders. Unless waived in writing by the Shareholders (to the extent permitted by applicable Law), the obligation of the Shareholders to consummate the Transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions:

(a) the representations and warranties of the Purchaser, contained in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date (except for those representations and warranties that address matters only as of a particular date, in which case if they are qualified by materiality, shall be true and accurate in all respects as of such particular date and if they are not so qualified shall be true and accurate in all material respects as of such particular date);

(b) the Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) the Shareholders shall have received the closing deliveries set forth in Section 2.7; and

(d) the Shareholders shall have received a certificate from the Purchaser certifying the satisfaction of the conditions set forth in Sections 7.3(a)-(b) and signed by a duly authorized officer thereof, substantially in the form attached as Exhibit K hereto.

ARTICLE VIII

INDEMNIFICATION AND ESCROW

8.1 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period ending on the third (3rd) anniversary of the Closing Date (the “Expiration Date” and the period from the Closing Date to the Expiration Date, the “Claim Period”); provided, however, that (i) the Expiration Date for any Losses relating to a breach of or inaccuracy in the representations and warranties (A) set forth in Section 3.10 (Taxes and Social Security) shall be the sixth (6th) anniversary of the Closing Date, and (B) set forth in Section 3.24 (Environmental Matters) shall be the expiration of the applicable statute of limitations, as extended, plus a period of ninety (90) days, (ii) there shall be no Expiration Date for any Losses relating to a breach of or inaccuracy of any of the representations and warranties set forth in Sections 3.1 (Organization and Powers), 3.2 (Capitalization; Subsidiaries), 3.3 (Constitution of the Company), 3.4 (Noncontravention; Consents), 3.28 (Brokers and Finders), 4.1 (Power), 4.2 (Authorization; Enforceability), 4.4 (Ownership of Shares), 4.8 (Brokers and Finders), 5.1 (Organization and Power), 5.2 (Authorization; Enforceability) and 5.3 (Noncontravention) (collectively, the “Fundamental Representations”) and (iii) any Losses pending on any Expiration Date for which a Claims Notice (as defined below) has been given in accordance with Section 8.4 on or before 11:59 p.m. São Paulo time, on such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Parties contained in this Agreement shall survive after the date of this Agreement in accordance with their terms and shall each have a Claim Period ending upon the expiration of survival of such covenant or agreement.

8.2 Indemnification.

(a) Subject to Sections 8.1 and 9.3, the Shareholders shall jointly and severally indemnify and hold harmless the Purchaser, its Subsidiaries and Affiliates (which following the Closing shall include the Company and its Subsidiaries) and their respective officers, directors, employees, agents and other representatives (each of the foregoing, a “Purchaser Indemnified Person”) from and against, and pay to the applicable Purchaser Indemnified Person, any and all Losses arising out of, based upon, related to or otherwise by virtue of, whether in respect of third party claims or claims involving any of the Parties hereto:

(i) any failure of any representation or warranty made by the Shareholders in Article III and Article IV (each, as modified by the Disclosure Schedule, and such disclosure, in order to be effective, shall specify the section or subsection to which they apply, unless this Agreement provides otherwise) or in any Transaction Document to be true and correct in all respects as of the date hereof and as of the Closing Date, provided that such Losses will be determined as if “materiality,” “Material Adverse Effect” or such similar terms were not included therein;

(ii) any breach of or default in connection with any of the covenants or agreements of the Shareholders or, prior to the Closing, the Company in this Agreement or any Transaction Document;

(iii) any fees, commissions or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for any of the Shareholders or the Company in connection with the Transactions contemplated by this Agreement, to the extent such fees, commissions or like payments have not been deducted from the Purchase Price as Company Transaction Expenses;

(iv) any Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries arising on or prior to the Closing Date that have not been paid or properly and fully accrued by the Company or any Subsidiary thereof, as applicable (the “Pre-Closing Tax Liabilities”);

(v) any Company Transaction Expenses, to the extent such expenses have not been deducted from the Purchase Price;

(vi) any and all claims arising out of any of the proceedings or litigation disclosed on Section 3.7 of the Disclosure Schedule, regardless of whether or not the Company or any of the Shareholders have been Notified with respect thereto;

(vii) any and all claims arising out of the operation or any facts, acts or omissions relating to the business of the Company and any of its Subsidiaries prior to and including the Closing Date, regardless of whether or not any member of the UAB Group or any Shareholder has been Notified with respect thereto and regardless of the fact that any such claim or basis for such claim is disclosed in this Agreement or in the Disclosure Schedule (other than those claims that are specifically provisioned in the Financial Statements, for which any claim for indemnification by any Purchaser Indemnified Party hereunder may be made for any Loss resulting from or related to such claims in excess of such specific provision);

(viii) any claim arising out of the Restructuring Transactions, whether arising before or after the Closing, including the obligations of the Shareholders described in Section 6.18, including the Spin-off contemplated in Annex I attached hereto

(ix) any breach by Nagoya of any of its representations, warranties, covenants or other obligations under the Nagoya Loan Documents; or

(x) any breach by Nagoya of any of its representations, warranties, covenants or other obligations under the UAB Services Agreement.

(b) Subject to Sections 9.1 and 9.3, the Purchaser hereby agrees to indemnify and hold the Shareholders and their respective Affiliates (other than Nagoya), shareholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Shareholder Indemnified Persons”) harmless from and against, and pay to the applicable Shareholder Indemnified Persons the amount of any and all Losses arising out of, based upon, related to or otherwise by virtue of:

(i) any failure of any representation or warranty made by Purchaser in Article V of this Agreement or in any Transaction Document to be true and correct in all respects as of the date hereof and as of the Closing Date; provided that such Losses will be determined as if “materiality,” “Material Adverse Effect” or such similar terms were not included therein; and

(ii) the breach or default in connection with any covenants or agreements of the Purchaser in this Agreement or any Transaction Document, or, after the Closing, the Company in this Agreement or any Transaction Document.

8.3 Limitations on Indemnification.

(a) Notwithstanding the provisions of this Article VIII, an indemnifying party shall not have any liability under Section 8.2(a)(i) or Section 8.2(b)(i) unless and until the aggregate amount of Losses have been incurred, paid or properly accrued by the indemnifying parties exceeds R$2,000,000 (the “Basket Amount”); provided, that Purchaser Indemnified Persons shall be entitled to recover for, and the Basket Amount will not apply to, any Losses with respect to any breach of or inaccuracy in the representations and warranties in Section 3.1 (Organization and Powers), Section 3.2 (Capitalization), Section 3.3 (Constitution of the Company) and Section 4.4 (Ownership of Shares). Once the Basket Amount has been exceeded, the Purchaser Indemnified Persons or Shareholder Indemnified Persons, as applicable (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall be entitled to recover for all such Losses from the first value, subject to this Article VIII.

(b) Notwithstanding any other provision of this Agreement, none of the Shareholders or the Purchaser shall be required to indemnify any Person under Section 8.2 or any other provision of this Agreement for an aggregate amount of Losses (i) in the case of the Shareholders, exceeding the value from time to time of the 486,082 shares of Group 1 Common Stock constituting the Stock Escrow, and (ii) in the case of the Purchaser, exceeding R$60,000,000 (as applicable, the “Cap”), in connection with Losses related to the failure to be true and correct of any of the representations or warranties of the Shareholders or Purchaser in Articles III, IV and V, respectively; provided, that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the Fundamental Representations.

(c) No Shareholder shall have any right of contribution, set off or indemnity or other right or remedy against the Company, its Subsidiaries (including Nagoya) or Affiliates in connection with any indemnification obligation or any other Liability to which such Shareholder may become subject under or in connection with this Agreement.

(d) No Indemnified Party’s rights under this Article VIII shall be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired, including any information contained in the Transaction Documents or the Disclosure Schedule to this Agreement, by such Purchaser Indemnified Persons or Shareholder Indemnified Persons at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing herein will prevent any Indemnified Party from bringing an Action for fraud or intentional misrepresentation against any Person, including any Shareholder, whose fraud or intentional misrepresentation has caused such Indemnified Party to incur Losses or has limited the Losses recoverable by such Indemnified Party in such Action. Nothing in this Agreement will limit the liability of the Shareholders or the Purchaser for any misrepresentation or breach of any representation, warranty, covenant or agreement if the Acquisition is not consummated.

(f) Neither the Purchaser nor the Shareholders shall be liable for any incidental, indirect or consequential Losses, such as moral damages, loss of profit, loss of revenue, loss of use, loss of production, loss of opportunity, loss of productivity or other similar Losses in respect of any claims for indemnification hereunder (other than in respect of any Third Party Claim), even in the event such excluded Losses are related or resulting from Losses that would otherwise be indemnifiable hereunder.

(g) The payment by an Indemnifying Party of any amount resulting from Losses suffered by the Covered Indemnified Party in connection with a Third Party Claim shall (i) be subject to a final judicial or arbitral decision and not subject to appeal (transitada em julgado), other than payments of any necessary disbursements, expenses or other amounts (including any amounts deposited for appeals, issuance of certificates or in connection with the encumbrance of assets) incurred by the Covered Indemnified Party.

(h) The obligations of the Shareholders under Article VIII are subject to the following additional limitations or restrictions:

(i) Any Loss related to any Liability that (A) has already been deducted from the Purchase Price or resulted in a price adjustment, including in the assessment of the Closing Net Indebtedness or the Closing Working Capital or (B) has been provided against by the Company in the Closing Balance Sheet shall be indemnifiable to the extent such Loss is in excess of the respective amount of the price adjustment or the provision, as the case may be, adjusted to inflation based on IGP-M/FGV; and

(ii) The liability of each of the Shareholders for Losses subject to indemnification hereunder shall be limited to such Shareholder’s Pro Rata Percentage of the Cap, except for any Losses arising out of the representations and warranties of such Shareholder set forth in Article IV.

(i) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(j) The Shareholders shall have no right of contribution or other recourse against the Company or any of its Subsidiaries (including Nagoya) or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Persons, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Purchaser Indemnified Parties.

(k) The Parties hereto acknowledge and agree that any Losses relating to Nagoya arising out of, based upon, related to or otherwise by virtue of, whether in respect of third party claims or claims involving any of the Parties hereto, any of the matters set forth in Section 8.2(a) hereof shall be Losses indemnifiable to the Purchaser Indemnified Parties pursuant to the terms and conditions of this Article VIII.

8.4 Claims for Indemnification. At any time that any Indemnified Party has a Liability Claim, the Purchaser or Shareholders Representative, as applicable (each, a “Claiming Party”) shall deliver a notice of such Liability Claim (a “Claims Notice”) to the other party. A Claims Notice shall (i) be signed by a duly authorized representative of the Claiming Party, (ii) describe the Liability Claim in reasonable detail to the extent possible and (iii) to the extent feasible, indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Parties. No delay to give a Claims Notice by a Claiming Party pursuant to this Section 8.4 will adversely affect any of the other rights or remedies that Claiming Party has under this Agreement or alter or relieve any Parties to this Agreement of their obligations to indemnify the Indemnified Parties pursuant to this Article VIII, except and only to the extent that such delay or failure has materially prejudiced such parties.

8.5 Objections to and Payment of Claims.

(a) The Purchaser or, the Shareholders Representative, as applicable (each, an “Objecting Party”) may object to any Liability Claim set forth in such Claims Notice by delivering written notice to the Claiming Party (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail.

(b) If an Objection Notice is not delivered by the Objecting Party to the Claiming Party within fifteen (15) days after delivery by the Claiming Party of the Claims Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement (including the Shareholders Representative) that the Indemnified Parties are entitled to indemnification under Section 8.2 for the Losses set forth in such Claims Notice in accordance with this Article VIII.

(c) If a Claims Notice was delivered directly to the Purchaser or the Shareholders Representative, as applicable, and no Objection Notice was delivered to Claiming Party within fifteen (15) days after delivery of the Claims Notice, or an Objection Notice was delivered to the Claiming Party within fifteen (15) days of the delivery of the Claims Notice, but such Objection Notice was only with respect to a portion of the Losses claimed in the Claims Notice, then the Purchaser, the Shareholders Representative, or any Shareholder or Shareholders, as the case may be, shall wire transfer to Claiming Party (if to a Purchaser Indemnified Person, pursuant to delivery of Escrow Stock pursuant to the terms of the Escrow Agreement and Section 8.8 of this Agreement), within thirty-five (35) days after delivery of the Claims Notice to such Indemnifying Party, (i) the amount of such Losses set forth in the Claims Notice, if no Objection Notice was delivered to the Claiming Party, or (ii) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to the Claiming Party; provided that if the amount of the Losses stated in the Claims Notice (or any portion thereof) is an estimate or the amount of Losses was not feasible to provide at the time that the Claims Notice was delivered, then such Indemnifying Party shall be required to make such payment within five (5) days of the date that the amount of such Losses is finally determined.

(d) Notwithstanding anything to the contrary in this Agreement, the Shareholders only right to object to any claim made in a Claims Notice under this Article VIII shall only be through the Shareholders Representative.

(e) All payments that may be due pursuant to this Article VIII shall be structured so as to avoid any additional cost to the Indemnified Person, especially with regard to Taxes, and any additional cost or charge that may arise shall be solely and exclusively borne by the responsible party. For the avoidance of doubt, in such event, the Indemnifying Party will pay such additional amounts as may be necessary to ensure that the net amounts received by the Indemnified Person shall equal the respective amounts which would have been receivable in the absence of such Taxes, costs or charges.

8.6 Resolution of Objections to Claims.

(a) If the Objecting Party objects in writing to any Liability Claim made in any Claims Notice within fifteen (15) days after delivery of such Claims Notice, the Shareholders Representative and the Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative and the Purchaser should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and, except as set forth in the next sentence, within ten (10) days of entering into such memorandum, the applicable Objecting Party will wire transfer to the Purchaser the amount of cash agreed to be delivered to the Claiming Party in the memorandum.

(b) If no such agreement can be reached after good-faith negotiation within thirty (30) days after delivery of an Objection Notice, the Claiming Party may bring an action against the other pursuant to Section 10.13. To the extent that an Indemnified Party is permitted under this Article VIII to seek recovery directly against one or more Objecting Party, then each such Objecting Party shall promptly, and in no event later than ten (10) days after the final resolution of any dispute in accordance with this Section 8.6(b), wire transfer to the Claiming Party the amount of Losses determined in accordance with this Section 8.6(b). If the amount of the Losses so determined is an estimate, then the applicable Objecting Party shall be required to make such payment within five (5) days of the date that the amount of such Losses is finally determined. The non-payment of Losses within the period above mentioned shall subject the Objecting Party to a compensatory penalty of ten percent (10%) over such unpaid amount, plus monetary adjustment based on the IGP-M/FGV, and a penalty interest of one percent (1%) per month, calculated on a pro rate temporis basis as of the maturity date until the effective full payment of the amount due.

8.7 Third-Party Claims. Promptly upon the receipt by a Purchaser Indemnified Party or a Shareholder Indemnified Party (a “Covered Indemnified Party”) of any notice of the commencement of any Action brought by a Person not a party hereto (including without limitation any Governmental Authority) (a “Third Party Claim”), such Covered Indemnified Party promptly, but in no event more than (i) fifteen (15) days following such Covered Indemnified Party’s receipt of a Third Party Claim or (ii) one third of the legal period for defense elapses, whichever occurs first, shall give notice of such Third Party Claim to the Shareholders Representative (if such Covered Indemnified Party is a Purchaser Indemnified Party) or to the Purchaser and the Shareholders Representative (if such Covered Indemnified Party is a Shareholder Indemnified Party) (the party receiving such notice, the “Indemnifying Party”; it being understood, in the case of any claim by a Purchaser Indemnified Party, that the Shareholders Representative is authorized pursuant to Section 10.2 to act in its capacity as Shareholders Representative hereunder but that the Shareholders, and not the Shareholders Representative (in its capacity as such), are the only Persons with any Liability to the Purchaser Indemnified Parties under this Article VIII). Such notification shall describe the Third Party Claim in reasonable detail to the extent possible and indicate the amount (estimated, if necessary) of the Loss that may be suffered by the Indemnified Parties and be accompanied by a copy of all exhibits, violation notices, notices, and/or other documents to which it may have had access within the scope of such Third Party Claim. The delay to give such notice shall not relieve the Indemnifying Party or any indemnitor hereunder of any Liability it may have to such Person, except to the extent the Indemnifying Party (or such indemnitor) is materially prejudiced thereby. If a Covered Indemnified Party gives such notice, the Indemnifying Party, upon giving notice to such Covered Indemnified Party within (i) ten (10) days following the receipt of the notice sent by the Covered Indemnified Party or (ii) two third of the legal period for defense elapses, whichever occurs first, will be entitled to assume and control the defense of such Third Party Claim with counsel reasonably satisfactory to the Covered Indemnified Party at the Indemnifying Party’s sole cost and expense and the Indemnifying Party will be entitled to prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue such Third Party Claim, in whole or in part, subject to and in accordance with the provisions of this Agreement. If the Indemnifying Party exercises its rights to assume the defense of such Third Party Claim, the Indemnifying Party shall have no obligation to indemnify or pay for or reimburse any Covered Indemnified Party for any attorneys’ fees or expenses incurred by the Covered Indemnified Party after the assumption of the defense of such Third Party Claim. The Covered Indemnified Party shall fully cooperate with the Indemnifying Party in any defense of a Third Party Claim, and make available to the Indemnifying Party all witnesses, records, materials and information in its possession or under its control that relates to the respective Third Party Claim, as reasonably required by the Indemnifying Party. The Covered Indemnified Party shall timely grant to the Indemnifying Party, and in any case within five (5) Business Days after receiving a written notice from the Indemnifying Party, a power of attorney with specific and sufficient powers for the lawyers chosen by the Indemnifying Party to carry out the defense. If any and all delay in granting and delivering said power of attorney prevents or materially prejudices the defense of said Third Party Claim by the Indemnifying Party, the Covered Indemnified Party shall be liable for all damages directly related to such delay. The Indemnifying Party agrees that it will not, without the prior written consent of the Covered Indemnified Party (or Shareholders Representative in the case of a Shareholder Indemnified Party), settle, compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim relating to the matters contemplated hereby if any Covered Indemnified Party is a party thereto or, to the knowledge of the Indemnifying Party or, in the case of the Shareholders, to the knowledge of the Shareholders Representative, has been threatened to be made a party thereto, unless such settlement, compromise or consent includes an unconditional release of each such Covered Indemnified Party from all Liability arising or that may arise out of such Third Party Claim and provides solely for monetary relief satisfied or to be satisfied by the Indemnifying Party. If the Indemnifying Party does not exercise such right to assume the defense, the Covered Indemnified Party may assume the defense thereof by counsel of the Covered Indemnified Party’s choosing. The Indemnifying Party shall not be liable for any Losses in connection with any settlement of any Third Party Claim by the Covered Indemnified Party without the Indemnifying Party’s prior written Consent.

8.8 Escrow Stock.

(a) On the Closing Date, the deposits in cash and stock provided for in Section 2.2(e) hereof shall be made with the Escrow Agent and held in escrow as provided in this Section 8.8 and pursuant to the terms and conditions of the Escrow Agreement, including 486,082 shares of Group 1 Common Stock, representing a value of Sixty Million Reais (R$60,000,000) calculated at the Exchange Rate and the Per Share Price (the “Escrow Stock”), which will serve as a guarantee for the benefit of the Purchaser in respect of the indemnification obligations assumed by the Shareholders under Article VIII of this Agreement. Any payment the Shareholders are obligated to make to any Purchaser Indemnified Person pursuant to this Article VIII shall be made exclusively pursuant to the delivery of shares of Group 1 Common Stock held as Escrow Stock pursuant to the Escrow Agreement, by release of Escrow Stock to the Purchaser Indemnified Person from the account maintained by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Account”), within five (5) Business Days after the date notice of any sums due and owing is given to the Shareholders Representative and the Escrow Agent by the applicable Purchaser Indemnified Persons and shall accordingly reduce the Escrow Stock held in the Escrow Account. On the second (2nd) anniversary of the Closing Date, the Escrow Agent shall release thirty three percent (33%) of the balance of the Stock Escrow (to the extent not retained for outstanding Liability Claims); on the forth (4th) anniversary of the Closing Date, the Escrow Agent shall release thirty three percent (33%) of the balance of the Escrow Stock held in the Escrow Account (to the extent not retained for outstanding Liability Claims); and on the sixth (6th) anniversary of the Closing Date, the Escrow Agent shall release the remaining balance of the Escrow Stock held in the Escrow Account (to the extent not retained for outstanding Liability Claims) to the Shareholders, except that the Escrow Agent shall retain an amount equal to the amount of any and all Liability Claims notified pursuant to a Claims Notice or Third Party Claim for indemnification under this Article VIII asserted, pending or outstanding hereunder but not yet resolved (“Unresolved Claims”). The Escrow Stock retained in the Escrow Account for Unresolved Claims shall be released by the Purchaser (to the extent not utilized to pay any and all Liability Claims and other amounts indemnifiable hereunder ) upon their resolution in accordance with this Article VIII. Subject to the restrictions set forth in this Agreement, the Stockholders Agreement and the Escrow Agreement to the transfer of the Group 1 Common Stock, the Shareholders shall be entitled to the full exercise of their voting and economic rights related to the shares of Group 1 Common Stock deposited in the Stock Escrow, and, accordingly, during all times such shares are deposited in the Stock Escrow, the Shareholders shall have the right to vote such shares of Group 1 Common Stock and have the right to receive any and all dividends or other distributions received with respect to the Escrow Stock, which shall be paid by the Escrow Agent to the Shareholders according to their Pro Rata Percentage and shall under no circumstances be retained by the Escrow Agent.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Shareholders hereby acknowledges and agrees that notwithstanding any limitations set forth in this Agreement, including that certain representations and warranties are made on a several basis in this Agreement by Shareholders, each of the Shareholders shall be considered jointly and severally liable for the indemnification obligations assumed by the Shareholders under this Article IX as provided herein up to the Cap with respect to the general indemnification obligations set forth in this Agreement.

(c) Any Liability Claim made by a Purchaser Indemnified Person which is the subject of a Claims Notice (whether a Third Party Claim or otherwise) as provided in this Article VIII shall be allocated against the Escrow Stock as follows: (i) the shares of Group 1 Common Stock constituting the Escrow Stock shall be reduced by the total amount of such Loss, calculated at the Current Exchange Rate and the Current Per Share Price, and (ii) upon determination of such Liability Claim as provided in this Article VIII, the shares of Group 1 Common Stock representing the total amount of such Loss, calculated at the Current Exchange Rate and the Current Per Share Price, shall be transferred to the Purchaser as contemplated herein and provided in the Escrow Agreement.

(d) The Parties acknowledge and agree that, as soon as practicable following the Closing Date, the Escrow Cash shall be used by the Escrow Agent to purchase shares of Group 1 Common Stock which shall remain in escrow and constitute Escrow Stock for all purposes of this Agreement. The Shareholders shall take all necessary and requested actions by the Escrow Agent to facilitate such purchase of shares of Group 1 Common Stock. In addition, RSPJR shall purchase such additional shares of Group 1 Common Stock and deliver such shares to the Escrow Agent to be held in escrow as Escrow Stock in order that the total number of shares of Group 1 Common Stock purchased to replace the Escrow Cash and to be deposited with the Escrow Agent as Escrow Stock shall equal the number of shares of Group 1 Common Stock, calculated at the Exchange Rate and the Per Share Price, purchasable with the Escrow Cash.

(e) The Parties further acknowledge and agree that RSPJR shall be permitted, to the extent applicable and subject to the provisions and restrictions set forth in the Escrow Agreement and this Agreement, to designate Roger Searle Penske Jr., in his individual capacity, as the record holder of any of shares of Group 1 Common Stock to which RSPJR may be entitled in connection with the release of Group 1 Common Stock held by the Escrow Agent as Escrow Stock as provided herein, subject to all the restrictions and conditions with respect to such Escrow Stock pursuant to this Agreement and the Escrow Agreement. Such designation by RSPJR shall be subject to Roger Searle Penske Jr. and RSPJR executing such documents as may be required by the Purchaser and the Escrow Agent, in a form satisfactory to the Purchaser.

8.9 Tax Treatment of Indemnity Payments. The Shareholders and the Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article VIII is determined to be taxable to the party receiving such payment by any Governmental Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) and deducted from any tax deductibility resulting from the Losses incurred by party receiving such payment.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) at the election of either the Shareholders Representative or the Purchaser, at any time after February 28, 2013 (the “Cut-Off Date”), in the event the Closing shall not have occurred on or prior to the Cut-Off Date; provided, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any of the Shareholders or the Purchaser whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Shareholders Representative or the Purchaser in the event that any Governmental Authority shall have issued an Order, decree or ruling or taken any other Action restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such Order, or other Action shall have become final and non-appealable;

(c) by the Purchaser, upon written notice to the Shareholders Representative, if (i) there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Material Adverse Effect or (ii) a Significant Reputational Matter has occurred or been discovered;

(d) by the Purchaser, if any Shareholder shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Shareholders shall have become untrue, in either case such that the conditions set forth in Section 7.2(a)-(g) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Shareholders of notice of such breach from the Purchaser;

(e) by the Shareholders Representative, if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 7.3(a) and 7.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Purchaser of notice of such breach from the Shareholders; or

(f) by the mutual written consent of the Shareholders Representative and the Purchaser.

9.2 Procedure Upon Termination. In the event of termination and abandonment by the Purchaser or the Shareholders, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by any of the Purchaser, the Company or the Shareholders.

9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the Parties hereto shall be relieved of their duties and obligations arising under this Agreement, except for their confidentiality obligations, after the date of such termination and such termination shall be without liability to the Parties; provided, however, if this Agreement is terminated by the Purchaser pursuant to Sections 9.1(b), 9.1(c), or 9.1(d), or if it is terminated by the Shareholders Representative pursuant to Section 9.1(e), the Party giving cause to termination, in addition to any other liabilities accruing hereunder shall be liable for and shall pay within five (5) Business Days after such termination the cost of all filing or other fees paid by the terminating Party to any Governmental Authority in respect of the Transactions; provided, however, that nothing in this Section 9.3 shall relieve any party of any Liability for a breach of this Agreement prior to the effective date of termination.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied, by globally recognized express delivery service to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the Party giving notice receives electronic confirmation of sending from the sending telecopy machine, and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

If, to the Purchaser:
Group 1 Automotive, Inc.
800 Gessner Road, Suite 500
Houston, TX 77024
Attention: Earl Hesterberg
President and CEO
Telephone No.: +1 (713) 647-5700
Facsimile No.: +1 (713) 647-5813	with a copy to Group 1 Automotive, Inc. 800 Gessner Road, Suite 500 Houston, TX 77024 Attention: Darryl Burman VP, General Counsel Telephone No.: +1 (713) 647-5764 Facsimile No.: +1 (713) 647-5869

and with a copy to (which shall not constitute notice)
Jones Day
222 East 41st Street
New York, NY 10017
Attention: S. Wade Angus, Esq.
Telephone No.: +1 (212) 326-3939
Facsimile No.: +1 (212) 755-7306
-and-
Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados
Alameda Joaquim Eugênio de Lima, 447
São Paulo, SP, CEP 01403-001, Brazil
Attention: João Ricardo de Azevedo Ribeiro, Esq.
Telephone No.: +55 (11) 3147-7658
Facsimile No.: +55 (11) 3147-7770

If, to a Shareholder, to the address	with a copy to (which shall not constitute notice):
set forth under such Shareholder’s name on Exhibit A hereto.
Souza, Cescon, Barrieu & Flesch Advogados
Rua Funchal, 418 — 11º floor
São Paulo, SP CEP 04551-060, Brazil
Attention: Joaquim José Aceturi de Oliveira, Esq.
Telephone No.: +55 (11) 3089-6508
Facsimile No.: +55 (11) 3089-6565
-and-
Cleary Gottlieb Steen & Hamilton LLP
Rua Funchal, 418 — 13º floor
São Paulo, SP CEP 04551-060, Brazil
Attention: Juan G. Giraldez, Esq.
Telephone No.: +55 (11) 2196-7202
Facsimile No.: +55 (11) 2196-7299

If, to the Company before the Closing	with a copy to (which shall not constitute notice):

Date:
UAB Motors Participações S.A.
Rua do Rócio, No. 291, 4°andar,
Conjunto 41,Vila Olímpia,
São Paulo, SP CEP 04552-000, Brazil
Attention: Lincoln da Cunha Pereira Filho
Telephone No.: +55 (11) 3040-7990
Facsimile No.: +55 (11) 3040-7979
Souza, Cescon, Barrieu & Flesch Advogados
Rua Funchal, 418 — 11º floor
São Paulo, SP CEP 04551-060, Brazil
Attention: Joaquim José Aceturi de Oliveira, Esq.
Telephone No.: +55 (11) 3089-6508
Facsimile No.: +55 (11) 3089-6565
-and-
Cleary Gottlieb Steen & Hamilton LLP
Rua Funchal, 418 — 13º floor
São Paulo, SP CEP 04551-060, Brazil
Attention: Juan G. Giraldez, Esq.
Telephone No.: +55 (11) 2196-7202
Facsimile No.: +55 (11) 2196-7299

If, to the Company after the Closing

Date:
Group 1 Automotive, Inc.
800 Gessner Road, Suite 500
Houston, TX 77024
Attention: Earl Hesterberg
President and CEO
Telephone No.: +1 (713) 647-5700
Facsimile No.: +1 (713) 647-5813
with a copy to
Group 1 Automotive, Inc.
800 Gessner Road, Suite 500
Houston, TX 77024
Attention: Darryl Burman
VP, General Counsel
Telephone No.: +1 (713) 647-5764
Facsimile No.: +1 (713) 647-5869
and with a copy to (which shall not constitute notice)
Jones Day
222 East 41st Street
New York, NY 10017
Attention: S. Wade Angus, Esq.
Telephone No.: +1 (212) 326-3939
Facsimile No.: +1 (212) 755-7306
-and-
Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados
Alameda Joaquim Eugênio de Lima, 447
São Paulo, SP, CEP 01403-001, Brazil
Attention: João Ricardo de Azevedo Ribeiro, Esq.
Telephone No.: +55 (11) 3147-7658
Facsimile No.: +55 (11) 3147-7770

(a) Any Party may by notice given in accordance with this Section 10.1 designate another address or Person for the receipt of the notices hereunder, and shall promptly do so in the event of any change to the most recently provided notice information.

10.2 Shareholders Representative.

(a) By execution of this Agreement, each Shareholder hereby irrevocably appoints Lincoln Pereira (the “Shareholders Representative”) as such Shareholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Shareholder with respect to the transfer of such Shareholder’s Shares to the Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of such Shareholder in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents or take any actions, as such Shareholder shall deem necessary or appropriate in conjunction with any of the Transactions contemplated by this Agreement, including the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Shareholders to consummate the Transactions contemplated by this Agreement;

(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions contemplated by this Agreement (it being understood that such Shareholder shall execute and deliver any such documents which the Shareholders Representative agrees to execute), whether required before or after the Closing Date;

(iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(iv) to take all actions which under this Agreement may be taken by the Shareholders and to do or refrain from doing any further act or deed on behalf of the Shareholder which the Shareholders Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement, whether arising prior to, on or after the Closing Date, as fully and completely as such Shareholder could do if personally present.

(b) The appointment of the Shareholders Representative hereunder is coupled with an interest and is irrevocable until such time as the Purchase Price due and payable pursuant to the terms of this Agreement has been paid in full and all claims asserted by, and disputes with, the Purchaser have been finally satisfied, waived or otherwise resolved or the time for bringing any such claims has expired.

(c) The Purchaser shall not have any obligation to take any action sought by, or respond to any communication from, any of the Shareholders except as communicated by the Shareholders Representative. The provisions of this Section 10.2 shall in no way impose any obligations on the Purchaser. In particular, notwithstanding any notice received by the Purchaser to the contrary, the Purchaser (i) shall be fully protected in relying upon, shall be entitled to rely upon, and shall have no liability to the Shareholders with respect to, actions, decisions and determinations of the Shareholders Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Shareholders Representative are fully authorized by all of the Shareholders.

(d) Notwithstanding anything contained in this Agreement to the contrary, any Action, whether in Law or equity, to enforce any right, benefit or remedy granted to the Shareholders under this Agreement, including claims for indemnification under Article VIII, may be asserted, brought, prosecuted or maintained only by the Shareholders Representative, and the Shareholders hereby irrevocably waive any right to enforce such rights in their own name. The Shareholders consent and agree that any Action, whether in Law or equity, to enforce any right, benefit or remedy granted to the Purchaser under this Agreement, including claims for indemnification under Article VIII, may be asserted, brought, prosecuted or maintained by the Purchaser against the Shareholders by service of process on the Shareholders Representative and without the necessity of serving process on, or otherwise joining or naming as a defendant in such Action, any of the Shareholders. For this purpose, each Shareholder hereby irrevocably stipulates and agrees that the Shareholders Representative is a proper party defendant to represent its interests in any such proceeding and to appear on its behalf for all purposes therein, and that service of process upon the Shareholders Representative shall be effective to bind such Shareholders for all purposes of any such proceeding. Each Shareholder hereby irrevocably waives any and all rights it may have to object to jurisdiction or venue in any proceeding in which service of process is served upon the Shareholders Representative on such Shareholder’s behalf. With respect to any of the foregoing, the Shareholders shall be bound by any determination in favor of or against the Shareholders Representative or the terms of any settlement or release to which the Shareholders Representative shall become a party, including any confession of judgment or other stipulation or settlement granted or entered into by the Shareholders Representative on their behalf.

10.3 Best Efforts; Additional Assurance. Subject to the terms and conditions contained herein, each of the Parties hereby agree to use its reasonable best efforts to take, or cause to be taken, all reasonable required or advisable actions and measures in accordance with the applicable legislation to consummate and implement the Transactions contemplated herein.

10.4 Approvals and Consents. Without prejudice to the remaining provisions of this Agreement, the Parties shall use their reasonable best efforts to cooperate, to the required extent, to present all the notices and therefore obtain, as soon as reasonably possible, the Manufacturers Consents and all the other approvals, consents, authorizations and waivers from governmental departments or federal, state and municipal agencies, or any other party that is required or deemed necessary or beneficial for the consummation of the Transactions contemplated herein.

10.5 Entire Agreement.

(a) The Transaction Documents, and any other agreement signed by each of the Parties hereto that expressly references this Agreement, including all exhibits, annexes and schedules hereto and thereto, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company or any Shareholder, on the one hand, and the Purchaser, on the other hand, with respect to the subject matter hereof.

(b) Notwithstanding any other provision of this Agreement, any and all writings, notices or amendments required or permitted under, or furnished in connection with the Transaction Documents shall be furnished in English, other than any filings required by the Brazilian Governmental Authorities to be in Portuguese.

10.6 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

10.7 Amendment. The Parties hereto may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of the Parties hereto. The Purchaser and the Shareholders Representative (on behalf of all of the Shareholders) may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of the Purchaser and the Shareholders Representative (on behalf of all of the Shareholders).

10.8 Extension; Waiver. Any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. In addition, the Shareholders Representative (on behalf of all of the Shareholders) and the Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to the Purchaser (in the case of a waiver by the Purchaser) or made to the Shareholders (in the case of a waiver by the Shareholders Representative) herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the Purchaser (in the case of a waiver by the Purchaser) or made to the Shareholders (in the case of a waiver by the Shareholders Representative). Any agreement on the part of a Party hereto or the Shareholders Representative (on behalf of all Shareholders) to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

10.9 Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any Party to this Agreement by operation of Law or otherwise without the prior written consent of the other Parties to this Agreement and any attempt to do so will be void, except that the Purchaser may assign and delegate any or all of its rights, interests and obligations under this Agreement (i) before or after the Closing, to Group 1 Automotive do Brasil or any other Affiliate of the Purchaser, provided, that such Affiliate is, directly or indirectly, under the same Control as the Purchaser (being understood that any Affiliate in which the Purchaser shares the Control with one or more third parties shall not qualify for the purposes of this Section 10.9) and (ii) after the Closing, to any Person, as long as any such Affiliate or Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement; provided, however, that no such assignment or delegation hereunder will relieve Group 1 Automotive, Inc. of its obligations under this Agreement if such assignee does not perform such obligations and Group 1 Automotive, Inc. shall at all times remain jointly and severally liable with any such assignee for all obligations under this Agreement.

10.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.11 Binding Effect. This Agreement is binding between the Parties and shall inure to the benefit of the Parties and their respective successors and authorized assignees.

10.12 Specific Performance. Each Party acknowledges and agrees that a breach of this Agreement would cause irreparable damage to the other Party and that such Party will not have an adequate remedy at Law. Therefore, the obligations of the Parties under this Agreement, including the Shareholders’ obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

10.13 Dispute Resolution.

(a) The Parties and the Company, including their successors on any account, hereby agree that any and all disputes arising, directly or indirectly, out of or in connection with this Agreement, including but not limited to any claim or controversy relating to the existence, validity, performance, enforceability, default or termination hereof, shall necessarily, finally and definitively, be settled by arbitration to be instituted and held in accordance with the Regulamento do Centro de Arbitragem e Mediação da Câmara de Comércio Brasil – Canadá (“CA-CCBC Rules”) and with the provisions of Law No. 9.307/1996, as amended. The administration and correct conduct of the arbitration proceedings shall be incumbent upon the Centro de Arbitragem da Câmara de Comércio Brasil – Canadá (“CA-CCBC”).

(b) The arbitration shall be conducted before a panel of three (3) arbitrators, comprised of one arbitrator appointed by the claiming party, one arbitrator appointed by the defending party, and the third arbitrator, who shall serve as chairman of the panel of arbitrators, shall be appointed by the two party-appointed arbitrators. In the event the parties fail to appoint their arbitrators, or the party-appointed arbitrators are unable to agree upon the selection of the chairman or to obtain the chairman’s acceptance of such appointment within the time frame established by the CA-CCBC Rules, the president of the CA-CCBC shall appoint such persons. If at any time a vacancy occurs in the arbitral tribunal, the vacancy shall be filled by an arbitrator appointed by the president of the CA-CCBC.

(c) The Company is bound by the arbitration agreement and may be a party to an arbitration procedure as claimant, respondent or intervening party. In any dispute involving the Shareholders, the Purchasers and the Company, the Company shall not be entitled to appoint an arbitrator; the Shareholders and the Purchaser shall each appoint one (1) arbitrator as per Section 10.13(b).

(d) In the event two or more Shareholders are named as claimant or respondent in an arbitration procedure, these Shareholders shall jointly appoint one (1) arbitrator as per Section 10.13(b), unless the Shareholder Representative is a party to such procedure, in which case the Shareholder Representative shall appoint one (1) arbitrator on behalf of all Shareholders that are party to the procedure.

(e) If any of the Parties refuses or fails to participate in the arbitration or any stage thereof, the arbitration shall proceed notwithstanding such refusal or failure to participate.

(f) The venue and seat of arbitration shall be the city of São Paulo, Brazil, where the arbitral tribunal shall issue the final award. The Parties hereto and the arbitral tribunal may designate a different place for the hearings upon procedural agreement.

(g) The arbitration shall be conducted in English.

(h) The arbitration proceedings shall be carried out in accordance with the Laws of the Federative Republic of Brazil and shall not be decided by equity.

(i) Provided that the Terms of Reference have not been signed by the parties to the arbitration proceedings, the CA-CCBC may consolidate two or more simultaneous arbitral proceedings in accordance with the Rules. After the Terms of Reference are signed by the parties, the arbitral tribunal may consolidate arbitral proceedings based on this or any other agreement entered into by the Parties and the Company, provided that: (i) the arbitral proceedings present significant issues of law or fact; (ii) no party would be unduly harmed; and (iii) consolidation under these circumstances would not result in undue delay. The arbitral tribunal that was first constituted shall have jurisdiction for consolidation and its decision shall be final and binding upon the parties to all proceedings.

(j) The arbitral award shall be final and binding on the Parties, and shall not be subject to judicial homologation or any remedy or appeal of any kind; provided, however, that the Parties shall be entitled to seek judicial assistance exclusively to: (i) compel arbitration; (ii) to request precautionary injunctions (medidas cautelares) or anticipatory injunctions (antecipações de tutela) prior to the constitution of the arbitral tribunal and any such action shall not be construed as a waiver of the arbitration proceedings by the Parties; (iii) enforce any decision of the arbitrators, including partial or final awards, and (iv) other proceedings expressly admitted by Law No. 9.307/1996. For the purposes of this clause, the Parties and the Company hereby elect the Courts of the City of São Paulo, in the State of São Paulo, to settle any such matters.

(k) The parties agree that a request for arbitration filed in accordance with CA-CCBC Rules shall be sufficient to fulfill the requirement of Article 806 of the Brazilian Code of Civil Procedure.

(l) Prior to the constitution of the arbitral tribunal, the Parties may resort to the Judiciary to attach or by any means freeze property of any other Party, in accordance with Section 10.13(j) above. Such course of action shall not be considered a waiver to the arbitration agreement and, thus, after the constitution of the arbitral tribunal, which shall have full and final jurisdiction over any controversy regarding the legal existence, validity, terms, performance, interpretation and any other aspect of the Agreement, such remedies shall be requested to the arbitral tribunal, which shall also have authority to uphold, overturn or modify measures previously granted by the relevant court.

(m) All data exchanged among the Parties and the arbitral tribunal is confidential and subject to confidential treatment. Any information in connection with any arbitration proceeding, including its existence, is confidential and subject to the disclosure restrictions described in this Agreement under Section 6.2.

(n) Each of the Parties shall bear the costs with respect to the arbitration in accordance with the CA-CCBC Rules. The Arbitral Tribunal shall not require any of the parties to bear (i) contractual fees and any other amount due, paid or reimbursed by the counterparty to its attorneys, experts, translators, interpreters and other assistants and (ii) any other amount due, paid or reimbursed by the counterparty with regard to the arbitration, including, for example, photocopy, notarization, consularization and travel costs.

10.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchaser shall have any liability for any obligations or liabilities of the Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

10.16 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Brazil, without giving effect to any choice of Law or conflict of Law provision or rule (whether of Brazil or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than Brazil.

10.17 Language. This Agreement, its schedules and all certificates, reports, notices, and other documents and communications given or delivered to the Purchaser pursuant to this Agreement shall be in English and such English version shall prevail for the purposes of resolving any disputes between the Parties that may arise in connection herewith. The Parties agree that this Agreement shall be executed in English and translated only if requested by any Governmental Authority. In such case, the English language version shall be binding and controlling on the Parties and nothing in such translated version shall amend or supplement the terms and conditions set forth in the English language version of this Agreement.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER

Group 1 Automotive, Inc.:

/s/ John C. Rickel

Name: Title:	John C. Rickel Senior Vice President and Chief Financial Officer

[Signature Page n.º 1 of 7 of the Share Purchase Agreement entered into by and among Group 1 Automotive, Inc., the Shareholders of UAB Motors Participações S.A., and UAB Motors Participações S.A., dated as of January 24, 2013]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

Lincoln da Cunha Pereira Filho:

/s/ Lincoln da Cunha Pereira Filho

[Signature Page n.º 2 of 7 of the Share Purchase Agreement entered into by and among Group 1 Automotive, Inc., the Shareholders of UAB Motors Participações S.A., and UAB Motors Participações

S.A., dated as of January 24, 2013]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

João Alberto Gross Figueiró:

/s/ João Alberto Gross Figueiró

[Signature Page n.º 3 of 7 of the Share Purchase Agreement entered into by and among Group 1 Automotive, Inc., the Shareholders of UAB Motors Participações S.A., and UAB Motors Participações

S.A., dated as of January 24, 2013]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

André Ribeiro da Cunha Pereira:

/s/ André Ribeiro da Cunha Pereira

[Signature Page n.º 4 of 7 of the Share Purchase Agreement entered into by and among Group 1 Automotive, Inc., the Shareholders of UAB Motors Participações S.A., and UAB Motors Participações

S.A., dated as of January 24, 2013]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

Mauricio Vaz Rodrigues:

/s/ Mauricio Vaz Rodrigues

[Signature Page n.º 5 of 7 of the Share Purchase Agreement entered into by and among Group 1 Automotive, Inc., the Shareholders of UAB Motors Participações S.A., and UAB Motors Participações

S.A., dated as of January 24, 2013]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

RSPJR Enterprises, Inc.:

/s/ Roger S. Penske, Jr.
Name:	Roger S. Penske, Jr.
Title:

[Signature Page n.º 6 of 7 of the Share Purchase Agreement entered into by and among Group 1 Automotive, Inc., the Shareholders of UAB Motors Participações S.A., and UAB Motors Participações S.A., dated as of January 24, 2013]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

UAB Motors Participações S.A.:

/s/ João Alberto Gross Figueiró	/s/ Lincoln da Cunha Pereira Filho
Name:	Name:
Title:	Title:

WITNESSES

1. /s/ Odete Ribeiro 2. /s/ Rita Scorzo

Name:	Odete Ribeiro	Name:	Rita Scorzo
ID:	RG. 10.381.164-2	ID:	RG.19.144.022-X
CPF:	CPF. 997.224.458-04 CPF:		CPF. 104.407.778-60

[Signature Page n.º 7 of 7 of the Share Purchase Agreement entered into by and among Group 1 Automotive, Inc., the Shareholders of UAB Motors Participações S.A., and UAB Motors Participações S.A., dated as of January 24, 2013]